NOTICE & PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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COOPER-STANDARD HOLDINGS INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 9, 2012

Dear Fellow Stockholder:

On behalf of the Board of Directors of Cooper-Standard Holdings Inc. (“Cooper-Standard” or the “Company”), you are cordially invited to attend the 2012 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on May 9, 2012, at 9:00 a.m. (Eastern Time) at Cooper-Standard Holdings Inc. Corporate Headquarters at 39550 Orchard Hill Place, Novi, Michigan 48375.

The attached proxy statement provides you with detailed information about the Annual Meeting. We encourage you to read the entire proxy statement carefully. You may also obtain more information about Cooper-Standard from documents we have filed with the Securities and Exchange Commission.

You are being asked at the Annual Meeting to elect the directors of the Company for a one-year term, to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2012, and to transact any other business properly brought before the meeting.

Whether or not you plan to attend the Annual Meeting, your vote is important, and we encourage you to vote promptly. You may vote your shares via a toll-free telephone number, over the Internet or by completing, dating, signing and returning your proxy card, as described in the attached proxy statement and proxy card.

Thank you in advance for your cooperation and continued support.

Sincerely,

/s/ James S. McElya

James S. McElya

Chairman and Chief Executive Officer

2012

ANNUAL MEETING OF STOCKHOLDERS

Meeting Notice

Proxy Statement

Cooper-Standard Holdings Inc.

39550 Orchard Hill Place

Novi, Michigan 48375

2012 ANNUAL MEETING OF STOCKHOLDERS

Meeting Notice

WHERE

Cooper-Standard Holdings Inc.

Corporate Headquarters

39550 Orchard Hill Place, Novi, Michigan 48375

WHEN

Wednesday, May 9, 2012 at

9:00 a.m. Eastern Time

WHY

•	To elect the directors of the Company for a one-year term;

•	To vote to ratify the appointment by the Audit Committee of Ernst & Young LLP as the Company’s independent registered public accounting firm; and

•	To conduct any other business if properly raised.

RECORD DATE

The close of business on March 30, 2012.

You will find more information on the matters for voting in the proxy statement on the following pages. If you are a stockholder of record, you may vote by mail, by toll-free telephone number, by using the Internet or in person at the meeting.

Your vote is important! We strongly encourage you to exercise your right to vote as a stockholder. Please sign, date and return the enclosed proxy card in the envelope provided, call the toll-free number or log on to the Internet—even if you plan to attend the meeting. You may revoke your proxy at any time before it is voted.

You will find instructions on how to vote on page 4. As long as you were a stockholder on March 30, 2012, you are invited to attend the meeting, or to send a representative. Please note that only persons with evidence of stock ownership or who are guests of the Company will be admitted to the meeting.

By Order of the Board of Directors

Timothy W. Hefferon

Secretary

April 9, 2012

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on May 9, 2012

This proxy statement is available on the internet at www.cooperstandard.com/investor_home.php. On this site, you will be able to access our 2012 proxy statement, our 2011 annual report on Form 10-K for the fiscal year ended December 31, 2011, and any amendments or supplements to the foregoing material that is required to be furnished to stockholders.

2012 ANNUAL MEETING OF STOCKHOLDERS

Proxy Statement

April 9, 2012

This proxy statement is issued by Cooper-Standard Holdings Inc. in connection with the 2012 Annual Meeting of Stockholders scheduled for May 9, 2012. This proxy statement and accompanying proxy card are first being mailed to stockholders on or about April 9, 2012.

i

Proposals

Proposal 1: Election of Directors

The Company is party to certain director nomination agreements with (i) Silver Point Capital L.P. (“Silver Point”), on behalf of its affiliates and related funds, (ii) Oak Hill Advisors L.P. (“Oak Hill”), on behalf of certain funds and separate accounts that it manages, (iii) Capital Research and Management Company, as investment advisor to certain funds it manages, TCW Shared Opportunity Fund IV, L.P., TCW Shared Opportunity Fund IVB, L.P., TCW Shared Opportunity Fund V, L.P., TD High Yield Income Fund, and Lord, Abbett & Co. LLC, as investment manager on behalf of multiple clients (collectively, the “Designating Parties”), and Barclays Capital, Inc. (“Barclays”). Pursuant to the director nomination agreements applicable to them, Silver Point has the right to designate one nominee to our Board of Directors and Oak Hill has the right to nominate one member of our Board of Directors. Silver Point has designated Orlando A. Bustos as a nominee and Oak Hill has nominated Jeffrey E. Kirt as a nominee for election to our Board at the Company’s 2012 Annual Meeting of Stockholders. Pursuant to the director nomination agreements applicable to them, the Designating Parties, acting together, and Barclays each had the right in 2011 to designate one individual for nomination to the Company’s Board of Directors. Pursuant to these rights, the Designating Parties designated Larry J. Jutte as a nominee and Barclays designated David J. Mastrocola as a nominee. For the remainder of the terms of the director nominee agreements applicable to the Designating Parties and Barclays, it is the responsibility of our Governance Committee to determine whether the original designees of the Designating Parties and Barclays shall again be nominated for election to our Board. Our Governance Committee has determined that Messrs. Jutte and Mastrocola should be nominated for election to our Board at the Company’s 2012 Annual Meeting of Stockholders, and our Board of Directors has confirmed their nominations. See “Certain Relationships and Related Transactions—Nomination Agreements” for additional information regarding the director nomination agreements. Each of the additional nominees identified below has been selected by our Board of Directors upon the recommendation of our Governance Committee for election to our Board at the 2012 Annual Meeting of Stockholders.

Each director who is elected will serve until the next annual meeting of stockholders or until a successor is elected and qualified, or until earlier resignation, removal, or death.

The names of the nominees, along with their present positions, their principal occupations, directorships held with other public corporations currently and during the past five years, their ages and the year first elected as a director, are set forth below. Certain individual qualifications, experiences and skills of our directors that contribute to the Board’s effectiveness as a whole are also described below.

James S. McElya

Director of the Company since December 2004 and Chairman of the Board since September 2006. Mr. McElya has served as our Chief Executive Officer since March 2009 and served as President and Chief Executive Officer from December 2004 to July 2008. He served as President of Cooper-Standard Automotive and a corporate Vice President of Cooper Tire & Rubber Company from June 2000 until December 2004. Mr. McElya has over 34 years of automotive experience. He was previously President of Siebe Automotive Worldwide, a division of Invensys, PLC and spent 22 years with Handy & Harman in various executive management positions, including President, Handy & Harman Automotive, and Corporate Vice President of the parent company. Mr. McElya is the past Chairman and current member of the board of directors of the Motor & Equipment Manufacturers Association. He is also the past Chairman and current member of the board of directors of the Original Equipment Supplier Association.

Qualifications: Mr. McElya has substantial chief executive leadership experience, having served as our Chief Executive Officer for more than six years. He has extensive knowledge of the automotive industry, having worked in the industry for more than 34 years and served as Chairman of the Original Equipment Supplier Association and the Motor & Equipment Manufacturers Association.

Current Directorships: Affinia Group, Motor & Equipment Manufacturers Association and Original Equipment Supplier Association.

Former Directorships: None

Age: 64

Orlando A. Bustos

Director of the Company since May 2010. Mr. Bustos also serves as a member of the compensation committee of our board of directors. Mr. Bustos is the Founder, Chairman and Chief Executive Officer of OHorizons LLC, a global strategic investment and operational advisory firm, a position he has held since 2006. He is also Chairman of The OHorizons Foundation, which he co-founded in 2009. From 2005 through 2006, Mr. Bustos was the President, International at Saturn Electronics and Engineering. From 2002 through 2005, Mr. Bustos was the Executive Director, GM Global Powertrain Purchasing at General Motors. While at GM Global Powertrain he also served as Business Sector Leader for the Electronics and Controls, Hybrid Systems, and Driveline Sectors. From 2003 through 2005 Mr. Bustos served as a director of GMI Diesel Engineering Ltd. in Japan. From 2002 through 2005 he served as a director of Isuzu Motors Polska Sp. z o.o. in Poland. From 2002 through 2005 he also served as a director of DMAX Ltd. Prior to these positions, Mr. Bustos held a multitude of key leadership positions across regions, functions and business units at General Motors. Mr. Bustos holds an MBA Sloan Fellowship from the Massachusetts Institute of Technology and a B.S. in electrical engineering from Georgia Institute of Technology. In January 2012, Mr. Bustos was appointed to the Board of Trustees of the Detroit Science Center.

Qualifications: Mr. Bustos has substantial knowledge of and experience in the automotive industry, having held a number of key leadership positions with General Motors involving operations, engineering and purchasing and subsequently founding and leading an investment and operational advisory firm that serves the transportation and manufacturing industries. He also brings to the Board extensive international business experience.

Current Directorships: The OHorizons Foundation, Detroit Science Center

Former Directorships: GMI Diesel Engineering Ltd., Isuzu Motors Polska Sp. z o.o., and DMAX Ltd.

Age: 48

Larry J. Jutte

Director of the Company since May 2010. Mr. Jutte also serves as a member of the governance committee of our board of directors. Mr. Jutte previously served as Senior Vice President at Honda of America Manufacturing, Inc., a manufacturer of automobiles and light trucks, from 2001 until 2009 and was a member of the board of directors. Mr. Jutte held various management and engineering positions at Honda since 1985, including vice president and plant manager. Mr. Jutte also serves on the boards of directors of The Ohio State University Center For International Business Education and Research and the Koenig Equipment Co. In addition to serving on these Boards, Mr. Jutte is Managing Member of Auld Technologies LLC, a global supplier of decorative products, labels, coatings and other products since February 2009 and serves as President and COO of Ernie Green Industries Inc., a manufacturer of wheel covers and other automotive trim parts, since March of 2010.

Qualifications: Mr. Jutte has a depth of experience in automotive operations and engineering, having held a number of leadership positions with Honda of America Manufacturing. He has specific expertise in product procurement and in energy-efficient, “green” manufacturing operations.

Current Directorships: The Ohio State University Center for International Business Education and Research, and the Koenig Equipment Co.

Former Directorships: Honda of America Manufacturing, Inc.

Age: 55

Jeffrey E. Kirt

Director of the Company since May 2011. Mr. Kirt also serves as a member of the compensation committee of our board of directors. Mr. Kirt is a partner of Oak Hill Advisors, L.P., an investment management firm, a position he has held since January 2012. He served as Managing Director at Oak Hill Advisors from 2002 until January 2012. Mr. Kirt has responsibility for investment research and analysis in several sectors, including aerospace, automotive, defense, financial and transportation. In addition, Mr. Kirt has responsibility for the origination and execution of distressed debt and equity transactions. Mr. Kirt previously worked in the Leverage Finance and High Yield Capital Markets groups at UBS and the High Yield Capital Markets groups at USBancorp Libra. He earned a B.A., with distinction, from Yale University. Mr. Kirt currently serves on the Board of Directors of Avolon Aerospace Ltd. and Capital Bank Financial Corp.

Qualifications: Mr. Kirt has substantial experience in investment research and analysis. He has expertise in corporate financings, equity transactions and corporate restructurings with specific experience in the automotive sector.

Current Directorships: Avolon Aerospace Ltd. and Capital Bank Financial Corp.

Former Directorships: None

Age: 39

David J. Mastrocola

Director of the Company since May 2010, Lead Director since January 2011. Mr. Mastrocola also serves as chairman of the governance committee and as a member of the audit committee of our board of directors. Mr. Mastrocola was a partner and Managing Director of Goldman, Sachs & Co., where he worked from 1987 until his retirement in 2009. During that period, Mr. Mastrocola held a number of senior management positions in the Investment Banking Division, including heading or co-heading the corporate finance, mergers/strategic advisory and industrials/natural resources departments. Mr. Mastrocola also served as a member of Goldman, Sachs & Co.’s firmwide capital and commitments committees. From 1983 to 1985, Mr. Mastrocola was a senior auditor at Arthur Andersen & Co. He earned a B.S. in Accounting from Boston College and an MBA from Harvard University. Mr. Mastrocola currently serves as a trustee for Save the Children Federation, Inc.

Qualifications: Mr. Mastrocola has extensive and varied expertise in corporate finance and mergers and acquisitions, having served in a number of senior management positions in the Investment Banking Division of Goldman, Sachs & Co. He also brings substantial experience in corporate accounting, having served as a senior auditor at Arthur Andersen & Co.

Current Directorships: None

Former Directorships: None

Age: 50

Stephen A. Van Oss

Director since August 2008. Mr. Van Oss also serves as chairman of the audit committee and as a member of the governance committee of our board of directors. Mr. Van Oss is Senior Vice President and Chief Operating Officer of WESCO International, Inc., a leading distributor of electrical construction and industrial maintenance products, a position he has held since September 2009. He has also served as interim Chief Financial Officer of WESCO since February 2012. Mr. Van Oss has served as a director of WESCO since 2008. From 2004 to September 2009, Mr. Van Oss served as Senior Vice President and Chief Financial and Administrative officer of WESCO. From 2000 to 2004, he served as Vice President and Chief Financial Officer of WESCO. He served as WESCO’s Director, Information Technology from 1997 to 2000 and as its Director, Acquisition Management in 1997. From 1995 to 1996, Mr. Van Oss served as Chief Operating Officer and Chief Financial Officer of Paper Back Recycling of America, Inc. He serves as a trustee of Robert Morris University and chairs its finance committee and is a member of its governance committee.

Qualifications: Mr. Van Oss has substantial leadership experience in business operations and finance, having served as both Chief Operating Officer and Chief Financial and Administrative Officer of WESCO International, Inc. He has expertise in distribution and in information technology, having served as WESCO’s Director, Information Technology.

Current Directorships: WESCO International, Inc.

Former Directorships: William Scotsman International, Inc.

Age: 57

Kenneth L. Way

Director of the Company since December 2004. Mr. Way also serves as chairman of the compensation committee and as a member of the audit committee of our board of directors. Mr. Way served as the Chairman of the board of directors from 1988 through 2002 and Chief Executive Officer from 1988 to 2000 of Lear Corporation. Mr. Way had been affiliated with Lear Corporation and its predecessor companies for 37 years in various engineering, manufacturing and general management capacities. Mr. Way is also a director of CMS Energy Corporation.

Qualifications: Mr. Way has a depth of chief executive and Board leadership experience, having served as Chairman and Chief Executive Officer of Lear Corporation for many years. He has extensive knowledge of the automotive industry.

Current Directorships: CMS Energy Corporation

Former Directorships: Lear Corporation, Comerica Bank, and WESCO International, Inc.

Age: 72

The Board recommends that stockholders vote for each of our nominees.

Election of the nominees for the seven director positions requires the affirmative vote of a plurality of all votes cast at the Annual Meeting. This means that the director nominee with the most votes for a particular seat is elected for that seat. Votes “withheld” from one or more director nominees therefore will have no effect on the outcome of the vote with respect to the election of directors.

If any nominee does not stand for election, proxies voting for that nominee may be voted for a substitute nominee selected by the Board. The Board may also choose to reduce the number of directors to be elected at the meeting.

In 2011, the Board met 15 times and executed one unanimous consent resolution. Each director of the Company in office during 2011 was present for at least 75% of the total number of meetings of the Board and those committees of which the director was a member during the period he served as a director with the exception of Orlando Bustos, who was excused from 6 meetings of the Board due to the Board’s discussion of potential transactions with respect to which Mr. Bustos had a possible conflict of interest.

Proposal 2: Ratification of Auditors

Proposal 2 is the ratification of the Audit Committee’s appointment of Ernst & Young LLP as the independent registered public accounting firm to audit the financial statements of the Company for fiscal year 2012. In the event the stockholders fail to ratify the appointment, the Audit Committee will reconsider this appointment. The Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the Company’s and its stockholders’ best interests. Representatives of Ernst & Young LLP are expected to be present at the meeting. They are expected to be available to respond to your questions and may make a statement if they desire.

The affirmative “FOR” vote of a majority of votes cast at the Annual Meeting is required to approve the ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for 2012. Abstentions are not counted as votes “FOR” or “AGAINST” ratification, and will therefore have no effect on such vote.

The Board of Directors and the Audit Committee recommend that the stockholders vote FOR the ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for 2012.

Your Proxy Vote

Voting Instructions

You are entitled to one vote on each proposal for each share of the Company’s common stock that you own as of the record date. Below are instructions on how to vote, as well as information on your rights as a stockholder as they relate to voting. Some of the instructions vary depending on how your stock is held. It is important to follow the instructions that apply to your situation.

If your shares are registered in your name, you may vote using the enclosed proxy card, by calling the toll-free number listed on your proxy card or by logging on to the website listed on your proxy card and following the simple instructions provided. The telephone and Internet voting procedures are designed to allow you to vote your shares and to confirm that your instructions have been properly recorded consistent with applicable law. Please see your proxy card for specific instructions. Stockholders who wish to vote over the Internet should be aware that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, and that there may be some risk a stockholder’s vote might not be properly recorded or counted because of an unanticipated electronic malfunction. Voting by telephone and the Internet will be closed at 11:59 p.m. Eastern Daylight Time on May 8, 2012.

If your shares are held in “street name,” you should give instructions to your broker on how to vote your shares. If you do not provide voting instructions to your broker, your broker has discretion to vote those shares on matters that are routine. However, a broker cannot vote shares on non-routine matters without your instructions. This is referred to as a “broker non-vote.”

If you plan to attend the meeting and vote in person, your instructions depend on how your shares are held:

•	Shares registered in your name—check the appropriate box on the enclosed proxy card and bring evidence of your stock ownership with you to the meeting.

•

Shares registered in the name of your broker or other nominee—ask your broker to provide you with a broker’s proxy card in your name (which will allow you to vote your shares in person at the meeting) and bring evidence of your stock ownership from your broker with you to the meeting.

Remember that attendance at the meeting will be limited to stockholders as of the record date with an admission ticket or evidence of their share ownership and guests of the Company.

If your shares are registered in your name, you may revoke your proxy at any time before it is exercised. There are several ways you can do this:

•	By delivering a written notice of revocation to the Secretary of the Company;

•	By executing and delivering another proxy that bears a later date;

•	By voting by telephone at a later time;

•	By voting over the Internet at a later time; or

•	By voting in person at the meeting.

If your shares are held in street name, you must contact your broker to revoke your proxy.

In tallying the results of the voting, the Company will count all properly executed and unrevoked proxies that have been received in time for the 2012 Annual Meeting. To hold a meeting of stockholders, a quorum of the shares (which is a majority of the shares outstanding and entitled to vote) is required to be represented either in person or by proxy at the meeting. Abstentions and broker non-votes are counted in determining whether a quorum is present for the meeting.

Voting Rules

When voting to elect directors, you have two options:

•	Vote FOR a nominee; or

•	WITHHOLD authority to vote for such nominee.

When voting to ratify the appointment of Ernst & Young LLP as independent registered public accounting firm for 2012, you have three options:

•	Vote FOR the proposal;

•	Vote AGAINST the proposal; or

•	ABSTAIN from voting on the proposal.

When voting on any other proposal, you again have three options:

•	Vote FOR a given proposal;

•	Vote AGAINST a given proposal; or

•	ABSTAIN from voting on a given proposal.

Broker non-votes occur when a broker lacks discretionary authority to vote on a proposal and the beneficial owner has not provided an indication as to how to vote. We will treat broker non-votes as present to determine whether or not there is a quorum at the Annual Meeting, but they will not be treated as votes with respect to the proposals, if any, for which the broker indicates it does not have discretionary authority. This means that broker non-votes will not have any effect on whether a proposal passes.

If you return your proxy card with no votes marked, your shares will be voted as follows:

•	FOR the election of all nominees for director;

•	FOR the ratification of the Company’s auditors.

The Company actively solicits proxy participation. In addition to this notice by mail, the Company encourages banks, brokers and other custodian nominees and fiduciaries to supply proxy materials to stockholders, and reimburses them for their expenses. However, the Company does not reimburse its own employees for soliciting proxies. The Company has hired Broadridge, 51 Mercedes Way Edgewood, NY 11717, to help solicit proxies, and has agreed to pay them $10,673 plus out-of-pocket expenses for this service. All costs of this solicitation will be borne by the Company.

As of the record date, there were 18,357,443 shares of common stock outstanding. Each outstanding share is entitled to one vote on each proposal. In addition to these shares of outstanding common stock, as of the record date, there were 972,668 shares of the Company’s 7% cumulative participating convertible preferred stock outstanding. These shares of convertible preferred stock, pursuant to their terms, are entitled to be voted together with the common stock, and not separately as a class, on all matters on which the holders of shares of common stock have the right to vote. The holders of the convertible preferred stock are entitled to one vote for each share of common stock that would be issuable on conversion of a share of convertible preferred stock. As of the record date, the outstanding shares of convertible preferred stock were convertible into 4,173,512 shares of common stock (or 4.290788 shares of common stock per share of preferred stock).

Company Information

Board Organization and Committees

Committees of the Board of Directors

Our Board of Directors currently has an Audit Committee, a Compensation Committee, and a Governance Committee.

Audit Committee

Our Audit Committee currently consists of Messrs. Van Oss, Way and Mastrocola. Mr. Van Oss serves as the chairman of the Audit Committee. The Board of Directors has determined that each member of the Audit Committee is an “audit committee financial expert” (as defined in Item 407(d)(5) of Regulation S-K). The Board of Directors has determined that Messrs. Van Oss and Way are independent under applicable New York Stock Exchange (“NYSE”) listing standards. The Audit Committee is responsible for (i) reviewing and discussing with management and our independent auditors our annual audited financial statements and quarterly financial statements and any audit issues and management’s response; (ii) reviewing and discussing with management and our independent auditors our financial reporting and accounting standards and principles and significant changes in such standards and principles or their application; (iii) reviewing and discussing with management and our independent auditors our internal system of financial controls and disclosure controls and our risk assessment and management policies and activities; (iv) reviewing and evaluating the independence, qualifications, and performance of our independent auditors; (v) reviewing our legal compliance and ethics programs and investigating matters relating to management’s integrity, including adherence to standards of business conduct established in our policies; and (vi) taking such actions as may be required or permitted under applicable law to be taken by an audit committee on behalf of us and our Board of Directors.

The Board of Directors has adopted an Audit Committee charter, a copy of which is available at www.cooperstandard.com. In 2011 the Audit Committee met 4 times.

Compensation Committee

Our Compensation Committee currently consists of Messrs. Way, Kirt and Bustos. Mr. Way serves as the chairman of the Compensation Committee. The Board of Directors has determined that Messrs. Way, Kirt and Bustos are independent under applicable NYSE listing standards. The Compensation Committee is responsible for (i) the review and approval of corporate goals, objectives and other criteria relevant to the compensation of the Chief Executive Officer and other executive officers; (ii) together with the Lead Director, the evaluation of the performance of the Chief Executive Officer and other executive officers and the determination and approval of their compensation; (iii) the review and approval of executive compensation programs; (iv) the review of director compensation and director and officer indemnification and insurance matters; (v) the review and approval of contracts and transactions with executive officers; (vi) the review and approval of equity-based compensation plans and awards made pursuant to such plans; (vii) the approval, review and oversight of employee benefit plans of the Company, including the delegation of responsibility for such programs to the executive officers of the Company; and (viii) taking such actions as may be required or permitted under applicable law to be taken by a Compensation Committee on behalf of us and our Board of Directors.

The Board of Directors has adopted a Compensation Committee charter, a copy of which is available at www.cooperstandard.com. In 2011 the Compensation Committee met 4 times and executed 2 unanimous consent resolutions.

Governance Committee

Our Governance Committee currently consists of Messrs. Mastrocola, Jutte and Van Oss. Mr. Mastrocola serves as the chairman of the Governance Committee. The Board of Directors has determined that Messrs. Jutte and

Van Oss are independent under applicable NYSE listing standards. The Governance Committee is responsible for (i) identifying and evaluating individuals qualified to become members of the Board, consistent with criteria approved by the Board and subject to the rights of certain stockholders of the Company to nominate directors pursuant to director nomination agreements; (ii) selecting, or recommending that the Board select, the director nominees to stand for election by stockholders or to fill vacancies on the Board; (iii) developing and recommending to the Board corporate governance principles and practices applicable to the Company, including director access to management and management succession plans, (iv) monitoring compliance with the Company’s governance principles, policies and code of business conduct and ethics; and (v) overseeing the annual performance evaluation of the Board and its committees.

The Board of Directors has adopted a Governance Committee charter, a copy of which is available at www.cooperstandard.com. In 2011, the Governance Committee met 6 times.

Lead Director

Mr. Mastrocola is the Lead Director of the Board of Directors. The Lead Director (i) presides at meetings and sessions of the non-management members of the Board and communicates with management concerning the substance of such meetings and sessions; (ii) assists the Board’s Chairman with the setting of agendas and other matters relating to meetings of the Board; (iii) together with the Chairman of the Compensation Committee, assists the Board in connection with its evaluations of the performance of the Company’s Chief Executive Officer; and (iv) undertakes such other activities as may be requested by the Board or required by applicable laws, regulations or rules.

Corporate Governance

Independence of Directors

We do not currently have an obligation to ensure that a majority of our directors are independent because none of our securities are listed on a national securities exchange. Nevertheless, we have used the definition of “independent director” under the listing standards of the New York Stock Exchange for purposes of determining the independence of each of our directors. The Board has determined that Messrs. Bustos, Kirt, Jutte, Van Oss and Way are independent as determined pursuant to NYSE rules. Mr. Mastrocola is not independent as determined pursuant to NYSE rules because his brother is a partner at Ernst & Young LLP, the Company’s independent auditors. Mr. Mastrocola’s brother has no direct involvement of any kind in the relationship between Ernst & Young LLP and the Company.

Executive Sessions

Non-management directors meet regularly in executive sessions without management. “Non-management” directors are all those who are not Company officers, and include directors who are not “independent.” Executive sessions are led by Mr. Mastrocola, the Lead Director. An executive session is held in conjunction with each regularly scheduled Board meeting. Each committee of the Board also meets in executive session without management in conjunction with regularly scheduled committee meetings, as appropriate.

Board Leadership

The Board of Directors believes that having the Company’s Chief Executive Officer serve as Chairman of the Board is in the best interest of its stockholders at this time. This structure promotes an efficient flow of communication between management and the Board, in particular with respect to the Board’s oversight of the Company’s strategic direction, as well as the Board’s ability to ensure management’s focused execution of that strategy. The Board believes that the combined role of Chairman and Chief Executive Officer, together with the appointment of a Lead Director, a substantial majority of independent directors and the use of regular executive sessions of non-management directors, achieves an appropriate balance between the effective development of key strategic objectives and independent oversight of management’s execution of those initiatives.

Board’s Role in Risk Oversight

The Board is actively involved in oversight of risks inherent in the operation of the Company’s businesses and the implementation of its strategic plan. The Board performs this oversight role by using several different levels of review. In connection with its reviews of the operations of the Company’s business units and corporate functions, the Board addresses the primary risks associated with those units and functions. In addition, the Board reviews the key risks associated with the Company’s strategic plan as part of its consideration of the strategic direction of the Company.

The Board has delegated to the Audit Committee oversight of the Company’s risk management process. Among its duties, the Audit Committee reviews with management (a) Company policies with respect to risk assessment and management of risks that may be material to the Company, (b) the Company’s system of disclosure controls and system of internal controls over financial reporting, and (c) the Company’s compliance with legal and regulatory requirements.

Each of the other Board committees also oversees the management of Company risks that fall within the committee’s areas of responsibility. In performing this function, each committee has full access to management, as well as the ability to engage advisors, and each committee reports back to the full Board. The Audit Committee oversees risks related to the Company’s financial statements, the financial reporting process, other financial matters, certain compliance issues and accounting and legal matters. The Audit Committee, along with the Governance Committee, is also responsible for reviewing certain legislative and regulatory developments that could materially impact the Company’s contingent liabilities and risks. The Governance Committee also oversees risks related to the Company’s governance structure and processes, related person transactions, certain compliance issues, succession planning, and Board and committee structure to ensure appropriate oversight of risk. The Compensation Committee considers risks related to the attraction and retention of key management and employees, and risks relating to the design of compensation programs and arrangements.

Policy on Attendance at Stockholder Meetings

Directors are expected to attend in person regularly scheduled meetings of stockholders, except when circumstances prevent such attendance. When such circumstances exist and in the judgment of the Chairman it is deemed critical that all directors participate, or in the case of special stockholder meetings, directors may participate by telephone or other electronic means and will be deemed present at such meetings if they can both hear and be heard. All of our directors then serving were present at the Company’s 2011 annual meeting of stockholders with the exception of one, who was not a nominee for election to a new term as director at that annual meeting.

Other Matters Concerning Directors and Executive Officers

Securities and Exchange Commission regulations require the Company to describe certain legal proceedings, including bankruptcy and insolvency filings involving directors or executive officers of the Company or companies of which a director or executive officer was an executive officer at the time of filing. Messrs. McElya, Stephenson, Campbell, Verwilst and Hefferon served as executive officers of the Company at the time the Company filed for protection under Chapter 11 of the United States Bankruptcy Code in August of 2009.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics Policy that applies to all directors, officers, and employees of the Company and its subsidiaries, including our chief executive officer, our chief financial officer and our controller. The Code of Business Conduct and Ethics Policy is available on our website at www.cooperstandard.com. We will also post on our website any amendment to, or waiver from, a provision of our policies that applies to our chief executive officer, chief financial officer, or controller, and that relates to any of the following elements of these policies: honest and ethical conduct; disclosure in reports or documents filed by the Company with the SEC and in other public communications; compliance with applicable laws, rules and regulations; prompt internal reporting of code violations; and accountability for adherence to the policies.

Nomination of Directors

As noted under Certain Relationships and Related Transactions—Nomination Agreements on page 47 of this proxy statement, we are party to director nomination agreements with certain stockholders pursuant to which such stockholders may nominate directors to our Board. With respect to the other seats on our Board, it is the policy of the Governance Committee to consider candidates for director recommended by stockholders. The committee will evaluate candidates recommended for director by stockholders using the same criteria that it uses in evaluating any other candidate. Stockholders wishing to make such a recommendation should send to the Governance Committee, at the address given below under “Communications with the Board of Directors,” all information that would be required were the stockholder nominating such candidate directly pursuant to the Company’s Bylaws. In addition to nominees recommended by stockholders, the committee will consider candidates recommended by management and members of the Board.

In identifying and evaluating nominees for director, other than those nominated pursuant to nomination agreements, the committee takes into account the applicable requirements for directors under the Securities Exchange Act of 1934, as amended, and the listing rules of the NYSE notwithstanding that the Company is not currently subject to such listing rules. In addition, the committee considers other criteria as it deems appropriate and which may vary over time depending on the Board’s needs, including certain core competencies and other criteria such as general understanding of various business disciplines (e.g., marketing, finance, etc.), the Company’s business environment, educational and professional background, analytical ability, diversity of experience and viewpoint and willingness to devote adequate time to Board duties. Although not part of any formal policy, the goal of the committee is a balanced and diverse Board, with members whose skills, viewpoint, background and experience complement each other and, together, contribute to the Board’s effectiveness as a whole.

Shareholder Nominations

The Company’s Bylaws provide certain procedures that a stockholder must follow to nominate persons for election to the Board of Directors. Nominations for director at an annual stockholder meeting must be submitted in writing to the committee in care of the Secretary at the Company’s principal executive offices at 39550 Orchard Hill Place, Novi, Michigan 48375 in accordance with the procedures outlined under Submitting Stockholder Proposals and Nominations for 2013 Annual Meeting. The Secretary must receive the notice of a stockholder’s intention to introduce a nomination or proposed item of business at an annual stockholder meeting:

•

not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, or

•

if the annual meeting is called for a date that is more than 30 days earlier or more than 60 days after such anniversary date, notice by the stockholder to be timely must be received not earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by the Company.

The Bylaws also provide, among other things, that the stockholder nomination notice must contain all information relating to such nominee that is required to be disclosed in solicitations of proxies for elections of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (including such person’s written consent to being named in the proxy statement as a nominee and to serve as director if elected).

Communications with the Board of Directors

The Board has established procedures for stockholders and other interested parties to communicate with the Board. A stockholder or other interested party may contact the Board by writing to the chairman of the Governance Committee or the other non-management members of the Board to their attention at the Company’s principal executive offices at 39550 Orchard Hill Place, Novi, Michigan 48375. Any stockholder must include the number of shares of the Company’s common stock he or she holds and any interested party must detail his or her relationship with the Company in any communication to the Board. Communications received in writing are distributed to the chairman of the Governance Committee or non-management directors of the Board as a group, as appropriate, unless such communications are considered, in the reasonable judgment of the Company’s Secretary, improper for submission to the intended recipient(s). Examples of communications that would be considered improper for submission, include, without limitation, customer complaints, solicitations, communications that do not relate directly or indirectly to the Company or the Company’s business or communications that relate to improper or irrelevant topics.

Stock Ownership

Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

The following table and accompanying footnotes show information regarding the beneficial ownership of the issued and outstanding common stock of Cooper-Standard Holdings Inc. by (i) each person known by us to beneficially own more than 5% of the issued and outstanding common stock of Cooper-Standard Holdings Inc. as of the date indicated in the footnote and (ii)(A) each of our directors, (B) each named executive officer and (C) all directors and executive officers as a group, each as of March 21, 2012.

TABLE OF STOCK OWNERSHIP

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Rule 13d-3 Percentage (1)		Fully Diluted Percentage (2)
Significant Owners:	Shares		%		%

Silver Point Capital L.P.(3)	4,870,828	24.4		19.5
Oak Hill Advisors, L.P.(4)	4,596,457	23.1		18.4
Capital World Investors(5)	2,824,126	14.8		11.3
Lord, Abbett & Co. LLC(6)	1,392,028	7.4		5.6
Apollo Management Holdings GP, LLC(7)	1,163,648	6.3		4.7
MSD Credit Opportunity Master Fund, L.P.(8)	1,107,248	5.6		4.4

Directors and named executive officers:

James S. McElya(9)	523,370	2.8		2.1
Keith D. Stephenson(10)	97,009	*		*
Allen J. Campbell(11)	96,673	*		*
Michael C. Verwilst(12)	47,947	*		*
Timothy W. Hefferon(13)	81,509	*		*
Jeffrey E. Kirt(4)	—	—		—
Orlando A. Bustos(14) (15)	12,408	*		*
Larry J. Jutte(15)	4,408	*		*
David J. Mastrocola(15)	4,408	*		*
Stephen A. Van Oss(15)	4,408	*		*
Kenneth L. Way(15)	4,408	*		*
Directors and executive officers as a group (14 persons)	1,004,216	5.2		4.0

* Less than 1% of issued and outstanding shares of common stock.

(1)   SEC rules require that the Company disclose beneficial ownership percentages calculated in the manner prescribed by Rule 13d-3 under the Exchange Act. Under the terms of Rule 13d-3, shares of common stock that may be acquired within 60 days are deemed to be beneficially owned. Percentage ownership of the common stock under the terms of Rule 13d-3 is based on the assumption that the person or entity whose ownership is being reported has converted all instruments held by such person or entity convertible into common stock within 60 days, but that no other holder of such convertible instruments has done so. Therefore, the percentage ownership set forth in this column assumes that the person or entity whose ownership is reported has converted all of that person or entity’s shares of our 7% cumulative participating convertible preferred stock (“preferred stock”) into shares of common stock and exercised all options or warrants to purchase our common stock, but that no other person or entity has done so.

(2)  Fully-diluted percentage is based upon 18,389,212 all shares of common stock outstanding as of March 21, 2012, plus 4,173,512 shares of common stock issuable upon conversion of our preferred stock and 2,419,753 shares of common stock issuable upon exercise of warrants to purchase our common stock, but does not include shares of common stock issuable upon vesting of restricted stock units or exercise of options to purchase our common stock issued pursuant to our employee benefit plans.

(3)  Based solely on a Schedule 13G filed on February 14, 2012. As of December 31, 2011: Silver Point Capital, L.P. had sole voting and dispositive power with respect to 4,770,828 shares of common stock; Edward A. Mulé, co-founder and partner of Silver Point Capital, L.P., had sole voting and dispositive power with respect to 100,000 shares of common stock and shared voting and dispositive power with respect to 4,770,828 shares of common stock; and Robert J. O’Shea, manager of Silver Point Capital, L.P., had shared voting and dispositive power with respect to 4,770,828 shares of common stock. The address for Silver Point Capital, L.P. is Two Greenwich Plaza, 1st Floor, Greenwich, CT 06830.

(4)  Based solely on a Schedule 13G filed on February 14, 2012. Includes, as of December 31, 2011: (i) 74,362 shares of common stock held by separately managed accounts (“Separate Accounts”); (ii) 83,128 shares of common stock issuable upon conversion of preferred stock held by Separate Accounts; (iii) 31,761 shares of common stock issuable upon exercise of warrants held by Separate Accounts; (iv) 476,630 shares of common stock held by Oak Hill Credit Opportunities Master Fund, Ltd. (“OHCOMF”); (v) 240,811 shares of common stock issuable upon conversion of preferred stock held by OHCOMF; (vi) 99,604 shares of common stock issuable upon exercise of warrants held by OHCOMF; (vii) 883,328 shares of common stock held by Oak Hill Credit Alpha Master Fund, L.P. (“OHCAMF”); (viii) 375,139 shares of common stock issuable upon conversion of preferred stock held by OHCAMF; (ix) 168,196 shares of common stock issuable upon exercise of warrants held by OHCAMF; (x) 1,266,750 shares of common stock held by OHA Strategic Credit Master Fund, L.P. (“OHASCMF”); (xi) 288,498 shares of common stock issuable upon conversion of preferred stock held by OHASCMF; (xii) 149,701 shares of common stock issuable upon exercise of warrants held by OHASCMF; (xiii) 282,795 shares of common stock held by OHA Strategic Credit Master Fund II, L.P. (“OHASCMF II”); (xiv) 145,650 shares of common stock issuable upon conversion of preferred stock held by OHASCMF II; and (xv) 29,834 shares of common stock issuable upon exercise of warrants held by OHASCMF II. Oak Hill Advisors, L.P. (“OHA”) is the investment advisor to Separate Accounts, OHCOMF, OHCAMF, OHASCMF and OHASCMF II, and certain of its affiliates and principals, either directly or indirectly, exercise voting and dispositive power over the securities owned by them. OHA and its affiliates and principals disclaim beneficial ownership of such securities, except to the extent of their direct pecuniary interest therein. Mr. Kirt is a partner of Oak Hill Advisors, L.P. and may be deemed to have beneficial ownership of the foregoing securities. Mr. Kirt disclaims beneficial ownership of the foregoing securities except to the extent of his pecuniary interest in such securities. The address for Oak Hill Advisors, L.P. is 1114 Avenue of the Americas, 27th Floor, New York, NY 10036.

(5)   Based solely on a Schedule 13G/A No. 2 filed by Capital World Investors on February 10, 2012. As of December 30, 2011, Capital World Investors had sole voting and investment power with respect to 2,824,126 shares of common stock, including 248,733 shares of common stock issuable upon exercise of warrants and 534,667 shares of common stock issuable upon conversion of preferred stock, as a result of Capital Research and Management Company acting as an investment advisor registered under the Investment Advisers Act of 1940. The address for Capital World Investors is 333 South Hope Street, Los Angeles, CA 90071.

(6)   Based solely on a Schedule 13G filed on February 14, 2012. As of December 30, 2011, Lord, Abbett & Co. LLC, on behalf of investment advisory clients, had sole voting and dispositive power with respect to 1,392,028 shares of common stock. The address for Lord, Abbett & Co. LLC is 90 Hudson Street, Jersey City, NJ 07302.

(7)   Based solely on a Schedule 13G/A No. 1 filed on February 10, 2012 by (i) Apollo Value Investment Master Fund, L.P. (“Value Master Fund”), (ii) Apollo Value Advisors, L.P. (“Value Advisors”), (iii) Apollo Value Capital Management, LLC (“Value Capital Management”), (iv) Apollo Value Management, L.P. (“Value Management”), (v) Apollo Value Management GP, LLC (“Value Management GP”), (vi) Apollo Strategic Value Master Fund, L.P. (“SVF Master Fund”), (vii) Apollo SVF Advisors, L.P. (“SVF Advisors”), (viii) Apollo SVF Capital Management, LLC (“SVF Capital Management”), (ix) Lyxor/Apollo Distressed Fund Limited (“Lyxor Fund”), (x) Apollo Special Opportunities Managed Account, L.P. (“SOMA Fund”), (xi) Apollo SOMA Advisors, L.P. (“SOMA Advisors”), (xii) Apollo SOMA Capital Management, LLC (“SOMA Capital Management”), (xiii) Apollo SVF Management, L.P. (“SVF Management”), (xiv) Apollo SVF Management GP, LLC (“SVF Management GP”), (xv) Apollo Capital Management, L.P. (“Capital Management”), (xvi) Apollo Capital Management GP, LLC (“Capital Management GP”), (xvii) Apollo Principal Holdings II, L.P. (“Principal II”),

(xviii) Apollo Principal Holdings II GP, LLC (“Principal GP”), (xix) Apollo Management Holdings, L.P. (“Holdings”), and (xx) Apollo Management Holdings GP, LLC (“Holdings GP”). As of December 31, 2011: (a) Value Master Fund was the record owner of 221,037 shares of common stock; (b) SVF Master Fund was the record owner of 233,301 shares of common stock; (c) Lyxor Fund was the record owner of 37,081 shares of common stock; and (d) SOMA Fund was the record owner of 596,064 shares of common stock. Value Advisors serves as the managing general partner of Value Master Fund and Value Capital Management serves as the general partner of Value Advisors. Value Management serves as the manager of Value Master Fund and Value Management GP serves as the general partner of Value Management. SVF Advisors serves as the managing general partner of SVF Master Fund and SVF Capital Management serves as the general partner of SVF Advisors. SVF Management serves as the manager of SVF Master Fund and SOMA Fund, and the trading advisor of Lyxor Fund, and SVF Management GP serves as the general partner of SVF Management. SOMA Advisors serves as the general partner of SOMA Fund and SOMA Capital Management serves as the general partner of SOMA Advisors. Capital Management serves as the sole member and manager of Value Management GP and SVF Management GP, and Capital Management GP serves as the general partner of Capital Management. Principal II serves as the sole member and manager of Value Capital Management, SVF Capital Management and SOMA Capital Management, and Principal GP serves as the general partner of Principal II. Holdings serves as the sole member-manager of Capital Management GP, and Holdings GP serves as the general partner of Holdings. The number of shares reported as beneficially owned also includes 76,165 shares of common stock held of record by Permal Apollo Value Investment Fund Ltd. (“Permal Fund”), which entered into an Investment Advisory Agreement with SVF Management in December 2009, whereby SVF Management is given the authority to make investment decisions on behalf of, and vote securities held by, Permal Fund. The principal office of Value Master Fund, Value Advisors, Value Capital Management, SVF Master Fund, SVF Advisors, SVF Capital Management, SOMA Fund, SOMA Advisors, SOMA Capital Management, Principal II and Principal GP is One Manhattanville Road, Suite 201, Purchase, New York 10577. The principal office of Lyxor Fund is PO Box 78, 18 Esplanade, St. Helier, Jersey JE4 8PR, Channel Islands. The principal office of each of Value Management, Value Management GP, SVF Management, SVF Management GP, Capital Management, Capital Management GP, Holdings and Holdings GP is 9 W. 57th Street, 43rd Floor, New York, New York 10019.

(8)  Based solely on a Schedule 13G/A No. 1 filed on February 14, 2012. As of December 31, 2011, MSDC Management, L.P. and MSD Credit Opportunity Master Fund, L.P. shared voting and dispositive power with respect to 1,107,248 shares of common stock, which includes 25,483 shares of common stock issuable upon exercise of warrants and 373,581 shares of common stock issuable upon conversion of preferred stock. The address for MSDC Management, L.P. is 645 Fifth Avenue, 21st Floor, New York, NY 10022. The address for MSD Credit Opportunity Master Fund is c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(9)  Includes 430,015 shares of restricted common stock and 21,757 shares of restricted preferred stock that are convertible into 93,355 shares of common stock.

(10)  Includes 58,193 shares of restricted common stock, 2,932 shares of restricted preferred stock that are convertible into 12,581 shares of common stock and 26,235 shares of common stock underlying stock options.

(11)  Includes 56,815 shares of restricted common stock, 3,175 shares of restricted preferred stock that are convertible into 13,623 shares of common stock and 26,235 shares of common stock underlying stock options.

(12)  Includes 38,379 shares of restricted common stock and 1,796 shares of restricted preferred stock that are convertible into 7,706 shares of common stock and 1,862 shares of common stock underlying stock options.

(13)  Includes 47,675 shares of restricted common stock and 2,395 shares of restricted preferred stock that are convertible into 10,276 shares of common stock and 23,558 shares of common stock underlying stock options.

(14)  Includes 8,000 shares of common stock purchased in the open market and 4,408 shares of restricted common stock.

(15)  Represents of 4,408 shares of restricted common stock granted to each of these directors.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the key principles and material elements of the Company’s compensation policies for the “Named Executive Officers” of the Company identified in the “Executive Compensation” section. Much of what is discussed below, however, applies generally to the Company’s executives and is not limited to the Named Executive Officers.

Executive Summary

The Company is a leading supplier of body sealing, fluid handling and anti-vibration systems to the global automotive industry, operating in 71 manufacturing locations and nine design, engineering and administrative locations in 19 countries around the world. We entered 2011 in strong financial condition following our emergence in May 2010 from reorganization proceedings under Chapter 11 of the U.S. Bankruptcy Code (the “Chapter 11 proceedings”) pursuant to a plan of reorganization approved by the U.S. Bankruptcy Court (“Chapter 11 Plan”). The compensation of the Company’s executives for 2011 was based in large part on performance-based incentive programs adopted by the Compensation Committee and the Board of Directors as a result of a full review of the Company’s executive compensation programs and philosophies that was undertaken following the Company’s emergence from the Chapter 11 proceedings. The Company’s compensation programs had been substantially impacted in 2009 by extraordinary measures implemented by the Company to address the severe conditions in the automotive industry and general economy that led to the Chapter 11 proceedings, and were impacted again in 2010 by the Chapter 11 Plan and provisions relating to executive compensation that became effective in May of that year.

In August 2010, the Board of Directors, which had been appointed pursuant to the Chapter 11 Plan, appointed a newly constituted Compensation Committee. Following a preliminary review of the Company’s existing executive compensation plans and awards, the Compensation Committee engaged Pay Governance LLC to conduct a comprehensive review of the Company’s executive compensation program and philosophies, including an assessment of the competitiveness of the program as compared to the external marketplace and recommendations concerning appropriate changes to take effect in 2011. Following consideration in the first quarter of 2011 of recommendations from Pay Governance, the Compensation Committee recommended, and the Board approved, a number of modifications to the Company’s executive compensation program to take effect in 2011. These actions included the adoption of an Omnibus Incentive Plan and related annual and long term incentive plans that provide for a variety of cash and equity-based incentives based on performance criteria designed to further the Company’s strategies; the implementation of a new Executive Severance Pay Plan setting forth benefits and other considerations applicable to the termination of the employment of executives except for those, including the Named Executive Officers, with employment agreements currently in effect; and the discontinuation of executive perquisites, with the exception of participation in the Company’s vehicle lease/allowance program.

The Compensation Committee and Board also established new base salaries and annual cash incentive grants, with performance targets, for executive officers for 2011. In addition, they approved long term incentive awards in the form of long term cash incentive grants with performance targets for a three-year performance period beginning in 2011 and stock option awards. The cash and equity components of these long term incentive grants were designed to be of equal value. In total, they were designed to provide executives with long term incentive opportunities equivalent to 50% of market median levels, or the levels applicable to the long term cash incentive award opportunity granted them in 2010 if higher, in accordance with a transition strategy adopted by the Board to move long term incentive targets to market levels in future years. The annual and long term cash incentive awards granted in 2011 were made subject to caps limiting ultimate award payouts to 200% of the target grant level regardless of whether, and to what extent, actual performance exceeds performance targets. Long term incentive awards that had been established in 2009 and 2010 for the three-year performance periods ending in December 2011 and 2012, respectively, remained in place unchanged.

The Company achieved 94.6% of the adjusted EBITDA performance target applicable to the annual incentive grants for 2011, resulting in payouts to executive officers, including the Named Executive Officers, equal to 86.5% of their target awards for the year. The Company achieved 122.8% of the operating cash flow performance target applicable to long term cash incentive awards established in 2009 for the three-year performance period ending December 31, 2011, resulting in payouts to executive officers, including the Named Executive Officers, equal to 328.1% of their target awards for the period.

Compensation Philosophy and Objectives

The objective of the Company’s compensation program has been to link executive compensation to Company performance in a manner that accomplishes the following:

•	enables the Company to attract and retain a highly qualified executive leadership team;

•	aligns the interests of executives with those of stockholders; and

•	motivates the Company’s leadership team to implement its long term growth strategy while delivering consistently strong financial results.

In 2011, following review of the executive compensation program, the Compensation Committee and Board affirmed the philosophy that the target compensation of the Company’s executives, including the Named Executive Officers, based on the achievement of target-level performance, should be at approximately the 50th percentile among comparable companies, taking into account size differences among the Company’s peer group and recognizing that actual compensation levels could fall below median levels or reach the 75th percentile level or higher commensurate with actual financial performance. The Committee and Board also affirmed that executive pay should be based on market data, but that pay positioning for individuals can be above or below market median based on responsibilities, business needs, internal equity and individual factors.

The executive compensation program is designed to reward sustained enterprise value growth through incentives based on the achievement of performance objectives over varying time periods. As detailed below, the Company’s incentive programs emphasize specific Company or group-wide objectives over subjective, individual goals. Discretionary features of these programs allow for the recognition of achievements which the objective performance criteria do not fully measure but which further the Company’s key strategies. Base salary is intended, in general, to be near the median of the range applicable to companies deemed comparable to the Company. As described above, performance-based compensation is designed to provide opportunities above median levels in the markets in which the Company competes for executives when performance exceeds target levels, while providing for below median compensation if performance falls below target levels.

As part of its ongoing review of the Company’s executive compensation program, the Compensation Committee considers whether the programs serve the best interests of the Company’s stockholders. In that respect, the Compensation Committee considered the affirmative stockholder “say on pay” vote at the Company’s 2011 annual meeting of stockholders and determined that the Company’s executive compensation philosophy, compensation objectives, and compensation elements continued to be appropriate and did not make any changes to the Company’s executive compensation program in response to such stockholder vote.

Processes Relating to Executive Compensation

It is the responsibility of the Compensation Committee to assist in discharging the Board’s responsibilities relating to the compensation of the Company’s directors and executive officers and the oversight of compensation plans, policies and benefit programs. The Company’s human resources executives and professionals, as well as third-party consulting firms with expertise in executive compensation, support the Committee in its work. In evaluating and determining the salary and incentive compensation of the Company’s executive officers, the Committee receives information from the Company’s Vice President, Human Resources and consulting firms engaged by the Committee as well as recommendations from the Company’s Chief Executive Officer. The Committee as a whole, following discussions with the Chief Executive Officer, meets privately and determines the salary and incentive compensation of the Chief Executive Officer and the other executive officers of the Company, subject to approval by the Board. Executives whose compensation is under consideration are not present during the Committee’s review meetings. The considerations, criteria and procedures applicable to these determinations are discussed under “Executive Compensation Components.”

Executive Compensation Review for 2011

As discussed above, the Compensation Committee engaged Pay Governance to assist it in developing the executive compensation program for 2011. As part of its engagement, Pay Governance benchmarked the compensation levels of the Company’s executives in order to assess the competitiveness of the Company’s executive compensation programs in the markets in which the Company competes for executives, focusing in particular on base salaries, target annual incentive opportunities and target long term incentive opportunities. Pay Governance compared the Company’s programs in these areas with those of two comparator groups: a group of 14 publicly-traded automotive suppliers with 2009 annual revenues between $1 billion and $12 billion, with a median of $4.7 billion; and a broader group of durable goods manufacturers of comparable size who participated in the Towers Watson’s 2010 CDB General Industry Executive Database survey (the “Towers Watson Survey”). The following is a list of the companies constituting the automotive supplier comparator group:

• American Axle & Mfg	• Federal-Mogul Corp.	• Modine Manufacturing Co.
• Arvin Meritor Inc.	• Harman International	• Tenneco Inc.
• Autoliv	• Harley-Davidson, Inc.	• TRW Automotive Holdings Corp.
• BorgWarner Inc.	• Lear Corp.	• Visteon Corp.

The broader comparator group of durable goods manufacturers was selected by Pay Governance from participants in the Towers Watson Survey whose annual revenues from operations outside of the United States constituted at least 25% of their total annual revenues and who were classified in the survey in one of the following industries: (i) aerospace and defense, (ii) automotive and transportation vehicles, (iii) consumer products—durable, (iv) electronic, electrical and scientific equipment and components, and (v) industrial manufacturing. This comparator group included a total of 68 companies with median annual revenues of $3.6 billion. The Towers Watson Survey is a published survey available only to participants, and the Committee was not aware of any of the specific companies underlying the survey data. We believe it is appropriate to include companies outside of the automotive supplier industry in our comparator group because we are in competition for the most highly qualified executives available, and many of our executives, as well as executives in some non-automotive industries, possess transferable skills.

In comparing compensation levels of the Company’s executives with those of the comparator groups, Pay Governance “size-adjusted” the data from the comparator groups so that the compensation data would appropriately correspond to the Company’s scope of operations. With respect to the automotive supplier comparator group, Pay Governance used the compensation levels reported at the 25th percentile compensation levels for comparison purposes. Based on its competitive analysis, Pay Governance concluded that the base salaries and target annual incentive opportunities (as a percentage of salary) of the Company’s executives were, on average, within the competitive range, deemed to be a range extending 15% below and above median levels in the comparator groups as size-adjusted. Pay Governance concluded that the long term incentive opportunities (as a percentage of salary), taking into account only the Company’s regular long term performance cash award opportunities and not equity awards, were well below the competitive range, noting that the level of market pay competitiveness varied by executive.

Executive Compensation Components

The following describes the elements of the Company’s 2011 executive compensation program.

Base Salary

The Company’s senior executives are paid a base salary that is determined prior to or early in each fiscal year, or upon changes in roles or positions within the Company. The Compensation Committee determines the salary of the Chief Executive Officer and, upon receiving recommendations from the Chief Executive Officer, the salaries of the other executive officers of the Company. The determinations of the Compensation Committee are subject to the approval of the Board. The Company’s policy is to pay base salaries that are competitive in the markets in which it competes for executives and that take into account the responsibilities and contributions of each executive. The base salary provides executives with a regular stream of income. Following three years during which the base salaries of the Company’s executive officers were not increased except in the case of one promotion, the base salaries of the Named Executive Officers were increased in 2011 by a weighted average of 6.7%, ranging from 1.3% to 17.6%. The variances in the level of base salary increases among the Named Executive Officers resulted from Pay Governance’s analysis of the market competitiveness of the base salaries of the Company’s executives, which varied from individual to individual.

Annual Incentive Award

In early 2011, following review by the Compensation Committee of recommendations from Pay Governance, the Board adopted a new Annual Incentive Plan (the “AIP”) to be administered under the Company’s newly adopted 2011 Omnibus Incentive Plan (“Omnibus Plan”). The AIP provides that awards will be paid only subject to the achievement of pre-determined performance goals, which is consistent with the Company’s practice in recent years with respect to its executive officers.

Prior to or early in each fiscal year, the Compensation Committee has normally determined target annual incentive amounts payable to the executive officers of the Company, including the Named Executive Officers, upon the achievement of performance targets established by the Committee for the year. The targets have customarily been set in terms of the adjusted EBITDA of the Company as a whole or, in some cases, of a particular operating division. Adjusted EBITDA is calculated, in general, as consolidated net income plus the sum of (i) consolidated interest expense, (ii) consolidated income tax expense, (iii) consolidated depreciation and amortization expense, and (iv) certain restructuring charges. As approved by the Committee, additional adjustments are made for non-cash losses or gains, and non-recurring, unusual or infrequent gains, losses or expenses. Adjusted EBITDA is deemed by the Company to be an appropriate objective measurement of the financial performance of the Company. The annual incentive award program is designed to focus the executive leadership team on the achievement of strong financial performance over a one-year period. In addition to establishing an adjusted EBITDA performance target, the achievement of which entitles senior executives to annual incentive payments at the target levels, the Committee establishes a “threshold” performance target, the achievement of which entitles executives to an annual incentive payment equal to 50% of the target amounts. No annual incentive award is payable if the Company fails to meet the threshold performance target. In addition, the Committee sets a “superior performance” target, the achievement of which entitles executives to an annual incentive payment equal to 200% of the target amounts. The superior performance level represents a goal deemed difficult to achieve at the beginning of the year based on the assumptions underlying the Company’s business plan, except upon performance substantially exceeding expectations. Actual annual incentive payments have typically been determined on a linear basis for adjusted EBITDA attainment above the “threshold” level but not precisely at the “target” or “superior performance” level. In the first quarter following the end of the fiscal year to which an annual incentive award applies, the Committee determines whether, and to what extent, the applicable performance targets were achieved based on the Company’s financial results for the fiscal year.

For 2011, the Compensation Committee granted annual incentive awards under the AIP to the Company’s executive officers in the manner described above, establishing target award amounts for each executive based on a percentage of base salary. With respect to the Named Executive Officers, the percentage was 100% for Messrs. McElya and Hasler, 75% for Mr. Stephenson, and 65% for Messrs. Campbell, Verwilst and Hefferon. The Committee set adjusted EBITDA performance targets applicable to the Company as a whole in accordance with the 2011 business plan of the Company as approved by the Company’s Board of Directors. The 2011 performance targets were as follows:

2011 Achievement Level	Adjusted EBITDA (000)	Award Payout as % of Award Target
Below threshold		0%
At threshold	$272,000	50%
At target	$340,000	100%
At superior performance	$408,000	200%

The 2011 annual incentive awards granted under the AIP were subject to a cap equal to 200% of the target payment amount.

In 2011, the Company achieved adjusted EBITDA of $321.6 million for the year, or 94.6% of the target performance level. This performance resulted in cash AIP award payments to executive officers for 2011, including the Named Executive Officers, equal to 86.5% of their target award amounts.

Long Term Incentive Compensation

Cash Awards Under the New Long Term Incentive Plan

In early 2011 the Compensation Committee approved a new Long Term Incentive Plan (the “New LTIP”). The Committee granted awards under the New LTIP to executive officers, including the Named Executive Officers (with the exception of Edward Hasler, who had announced his retirement), in the first quarter of 2011. Similar to the AIP, the New LTIP provides that awards are to be subject to the achievement of established performance goals. The New LTIP awards granted in 2011 are based on the achievement by the Company of operating cash flow goals over the three-year performance period ending December 31, 2013. The Committee established target, threshold and superior performance levels applicable to the New LTIP awards granted in 2011 similar in general design to those applicable to the annual incentive awards for 2011. The threshold and superior performance levels pertaining to these New LTIP awards equate to 80% and 120%, respectively, of the applicable target performance level. The target performance level is the average of the operating cash flow targets established annually by the Compensation Committee or Board for 2011, 2012 and 2013. The operating cash flow target for 2011 was $173.8 million. Performance level targets represent what the Committee deems to be good operating cash flow performance for the period, reasonably capable of achievement at a high level of performance on the part of the executive leadership team and the employees of the Company, based on the assumptions and business conditions on which the business plan of the Company for the period was based.

Except in the case of executives whose employment terminates earlier, the determination of actual payouts under the New LTIP awards granted in 2011 will be made in the first quarter of 2014 and will be based upon how the average of the Company’s actual operating cash flow performance during the performance period compared to the target performance level. Actual payouts will be zero if the Company’s operating cash flow during the performance period falls below the threshold level. Actual payment amounts for achievement levels between the threshold, target and superior performance levels will be determined using straight line interpolation. The awards are subject to a cap equal to 200% of the target payment amount. With respect to the Named Executive Officers, award amounts are subject to downward adjustment of up to 20% by the Committee based upon overall individual performance and attainment of goals. If a participant engages in “inimical conduct,” meaning an action or omission contrary to the best interest of the Company, before payment of an award is made, the payment is subject to forfeit. Awards under the New LTIP are designed to focus the executive leadership team on strong, sustained cash generation and have therefore been based on the achievement of operating cash flow objectives for the Company as a whole.

For the Named Executive Officers, the target New LTIP award amounts for the three-year performance period ending December 31, 2013 were as follows:

Award Target 2011-2013 Cash LTIP
James McElya	$715,000
Keith Stephenson	$250,000
Allen Campbell	$165,000
Michael Verwilst	$100,000
Timothy Hefferon	$75,000

These award amounts were determined by the Committee following its review of the benchmarking analysis and recommendations of Pay Governance described above. The Committee applied a strategy whereby target New LTIP awards, together with 2011 equity grants under the Omnibus Plan, would result in total cash and equity-based long term incentive awards to the Named Executive Officers in 2011 having a value equal to the greater of (i) approximately 50% of the median total long term incentive awards granted in a year to executives in similar positions at comparable companies and (ii) the levels applicable to the long term cash award opportunities granted during 2010, if higher, with the intention of transitioning to competitive award levels in future years.

Cash Awards Under the Old Long Term Incentive Plan

Awards under the long term incentive plan that was in place prior to 2011 (the “Old LTIP”) were granted before the end of the first quarter of each year. As with grants under the New LTIP, at the time of grant, the Compensation Committee established a target award amount for each executive which represented the amount the executive would receive at the conclusion of the applicable performance period if performance targets were met during the period. Target award amounts were based on the level of responsibility of the executive and other performance-based factors. Following the end of the performance period, the Committee determined, and will continue to determine for outstanding awards, whether, and to what extent, performance targets were achieved and the amount of any awards earned. Award amounts under the Old LTIP are subject to discretionary adjustment by the Committee (downward up to 80% or upward up to 150%) based upon overall individual performance and attainment of goals, and subject to forfeiture if a participant engages in inimical conduct. LTIP Awards under the Old LTIP, however, are not subject to any payment cap. In 2009 and 2010, the Committee established target award amounts for the Named Executive Officers under the Old LTIP for the three-year periods ending December 31, 2011 and December 31, 2012, respectively, as follows: $350,000 for Messrs. McElya and Hasler, $200,000 for Messrs. Stephenson, Campbell and Verwilst, and $100,000 for Mr. Hefferon.

The Old LTIP awards for the three-year performance period ending December 31, 2011 were based on the achievement of operating cash flow targets covering the years ending December 2009, 2010 and 2011. The annual operating cash flow targets for 2009, 2010 and 2011 were $122.5 million, $100 million, and $173.8 million, respectively. Pursuant to the terms of the awards, payouts were determined in accordance with the following:

Achievement Level (Average)	Payout % of Target Opportunity
Less than 90% of mean target	0%
At 90% of mean target	50%
Each 1% over 90%	+5%
At target	100%
Each 1% above target	+10%

The actual average operating cash flow performance of the Company for the performance period was 22.8% above target. This performance resulted in award payments for the period to executive officers, including the Named Executive Officers, equal to 328.1% of their target award amounts.

Stock Option Awards Under the 2011 Omnibus Incentive Plan

In early 2011, the Compensation Committee recommended, and the Company’s Board of Directors approved, adoption of the Omnibus Plan. The Omnibus Plan replaced the 2010 Management Incentive Plan pursuant to which certain executives of the Company were granted equity awards upon emergence from the Chapter 11 proceedings. The Omnibus Plan provides for the grant of stock options, stock appreciation rights, shares of common stock, restricted stock, restricted stock units, restricted preferred stock, incentive awards and certain other types of awards to key employees and directors of the Company and its affiliates. On March 15, 2011, options to purchase shares of the Company’s common stock at an exercise price equal to their fair market value on the date of grant were granted to the Named Executive Officers, as follows: Mr. McElya, 37,500 shares; Mr. Stephenson, 13,000 shares; Mr. Campbell, 8,700 shares; Mr. Verwilst, 5,300 shares; and Mr. Hefferon, 3,900 shares. The size of these option grants was determined by the Committee following its review of the benchmarking analysis and recommendations of Pay Governance. As noted above, the Committee applied a strategy whereunder 2011 equity grants under the Omnibus Plan, together with New LTIP awards granted in 2011, would result in total cash and equity-based long term incentive awards to the Named Executive Officers in 2011 having a value equal to the greater of (i) approximately 50% of the median total long term incentive awards granted in a year to executives in similar positions at comparable companies and (ii) the levels applicable to the long term cash incentive award opportunities granted during 2010, if higher, with the intention of transitioning to competitive award levels in future years. The use of stock options as the equity component of the 2011 long term incentive grants was deemed an effective way of promoting the continued alignment of the interests of the

Company’s executives with those of its stockholders, as the value of stock options depends on the growth in value of the Company’s common stock over time.

Retirement Plan Benefits

The Named Executive Officers participate in our qualified defined benefit retirement plan, our 401(k) savings plan and our nonqualified retirement plans. Benefits under these plans provide executives with an income source during their retirement years, and reward executives for long service to the Company. We believe that our retirement plans are generally competitive in the industries in which we compete for executives and assist the Company in attracting and retaining a high caliber executive leadership team.

In 2010, the Company retained its outside consultant, Towers Watson, to review the design of the Company’s nonqualified retirement benefits in light of competitive conditions and 2010 changes made to the Company’s qualified retirement plans. Effective as of January 1, 2011, as a result of the recommendations made by Towers Watson, the Company adopted a new Supplemental Executive Retirement Plan (“SERP”) that replaced the benefits accrued through December 31, 2010 under the Company’s prior supplemental retirement plan (“Supplementary Benefit Plan”), and provides a new allocation formula for periods on and after January 1, 2011 to correspond with changes made to the Company’s 401(k) savings plan. The Company also amended and restated the Supplementary Benefit Plan to eliminate benefits for all participants (since such benefits will now be provided under the SERP) except for certain benefits described in the narrative following the 2011 Pension Benefits table that certain executive officers, including Messrs. McElya and Hasler, will receive. The new SERP is designed to provide benefits to participants that are generally of substantially similar value to those formerly provided under the Supplementary Benefit Plan, but in a streamlined fashion and based on a defined contribution model that more closely resembles the Company’s 401(k) savings plan. Please see the 2011 Pension Benefits table, the 2011 Nonqualified Deferred Compensation table and the accompanying narratives for further information regarding the Company’s retirement plans.

Termination and Change in Control Benefits

Our Named Executive Officers receive certain benefits under their employment agreements with the Company upon certain termination of employment events, including following a change in control of the Company. These benefits, described in detail under “Terms Applicable to Payments Upon Termination of Employment” below, are intended to ensure that the executive leadership team is able to objectively evaluate potential change in control transactions by addressing the potential personal impact of such transactions on our executives.

Health Benefits

The Company provides its executives with health and welfare benefits under its Health & Well-Being Benefit Plan that is made available generally to its salaried employees. The Health & Well-Being Benefit Plan is a flexible plan which permits participants to choose among various co-pay options and available benefits, including medical, prescription drug, dental, long term disability and life insurance and other benefits, depending on the needs of the participant and his or her dependents. These benefits help the Company remain competitive in attracting and retaining a high caliber management team.

Perquisites

The Company provides each of its senior executives with a vehicle for business and personal use through the Company’s vehicle lease program or through a vehicle allowance. In 2011, the Company decided to discontinue its previous practice of reimbursing senior executives the cost of tax preparation and financial planning services. The Company also discontinued its previous practice of reimbursing Mr. McElya the cost of commercial air travel between his residence outside of Michigan and the Company’s offices. In connection with Mr. Stephenson’s relocation to Germany for a period which extended into 2011, the Company provided Mr. Stephenson certain expatriate benefits under the Company’s expatriate assignment and tax equalization policy, which include (A) relocation and housing benefits, (B) tax equalization benefits, including host and home country tax preparation, (C) host and home country tax payments, as required in accordance with the Company’s tax equalization policy, (D) transportation in Germany, and (E) home leave expenses for Mr. Stephenson and his family. Mr. Stephenson relocated back to the Company’s headquarters in Michigan in 2011. The Company maintains a corporate club membership which is used from time-to-time for business purposes, but which requires the designation of named individual members. In 2011, Mr. Hefferon was among the individuals so designated, which provided him, at the Company’s expense, access to the club for both business and personal use. The Company regards the ongoing perquisites described above to be of benefit in attracting and retaining a high caliber management team.

Effect of Accounting and Tax Treatment on Compensation Decisions

In the review and establishment of the Company’s compensation programs, we consider the anticipated accounting and tax implications to itself and its executives. Section 162(m) of the Internal Revenue Code limits the deductibility of named executive officer compensation (other than compensation paid to the Chief Financial Officer) in excess of $1,000,000 in a year, other than performance-based compensation meeting certain requirements. The Compensation Committee considers the anticipated tax treatment to the Company of compensation paid to executives; however, there may be instances where the Committee may conclude that it is appropriate to exceed the limitation on deductibility under Section 162(m) to ensure that executive officers are compensated in a manner that is consistent with the Company’s overall compensation philosophy and objectives and which the Committee believes to be in the best interests of the Company.

Compensation Committee Report

The Compensation Committee of the Board of Directors of Cooper-Standard Holdings Inc. oversees the Company’s compensation program on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement.

In reliance on the review and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be incorporated in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and the Company’s Proxy Statement to be filed in connection with the Company’s 2012 Annual Meeting of Stockholders.

Compensation Committee

Kenneth L. Way

Jeffrey E. Kirt

Orlando A. Bustos

EXECUTIVE COMPENSATION

Set forth below is information regarding compensation for services to the Company in all capacities of the following executive officers of the Company (the “Named Executive Officers”) during the year ended December 31, 2011: (i) our Chief Executive Officer; (ii) our Chief Financial Officer; and (iii) the three most highly compensated executive officers other than the Chief Executive Officer and Chief Financial Officer who were serving as executive officers at December 31, 2011. Information is also provided with respect to Edward A. Hasler, who retired as President of the Company effective July 1, 2011.

2011 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards(2)	Non-Equity Incentive Plan Compensation (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)	All Other Compensation		Total

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)

James S. McElya,	2011	$975,000	$0	$0	$776,625	$1,991,477	$1,217,729	$290,335	(5)	$5,251,166	(11)
Chairman and Chief Executive Officer	2010	$950,000	$0	$13,753,875	$0	$7,588,296	$658,225	$210,127		$23,160,523
	2009	$809,327	$0	$0	$0	$1,626,815	$1,233,312	$112,303		$3,781,757

Keith D. Stephenson,	2011	$500,000	$0	$0	$269,230	$980,486	$0	$606,448	(6)	$2,356,164	(11)
Chief Operating Officer	2010	$425,000	$0	$1,998,552	$1,200,411	$2,599,769	$111,905	$936,255		$7,271,892
	2009	$335,394	$0	$0	$0	$637,001	$26,133	$188,352		$1,186,880

Allen J. Campbell,	2011	$470,000	$0	$0	$180,177	$920,389	$0	$334,135	(7)	$1,904,701	(11)
Executive Vice President and Chief Financial Officer	2010	$440,000	$0	$1,998,552	$1,200,411	$2,694,569	$159,725	$91,321		$6,584,578
	2009	$383,308	$0	$0	$0	$672,751	$117,096	$50,644		$1,223,799

Michael C. Verwilst,	2011	$390,000	$0	$0	$109,763	$875,424	$0	$247,854	(8)	$1,623,041	(11)
Vice President, Mergers & Acquisitions	2010	$385,000	$0	$1,257,633	$748,654	$2,420,669	$125,498	$82,010		$5,019,464
	2009	$321,327	$0	$0	$0	$637,001	$70,615	$35,891		$1,064,834

Timothy W. Hefferon,	2011	$350,000	$0	$0	$80,769	$524,832	$0	$196,469	(9)	$1,152,070	(11)
Vice President, General Counsel & Secretary	2010	$315,000	$0	$1,676,862	$1,077,889	$1,761,585	$84,960	$72,043		$4,988,339

Edward A. Hasler,	2011	$375,000	$0	$0	$0	$2,017,430	$2,147,609	$197,193	(10)	$4,737,232	(11)
President(12)	2010	$750,000	$0	$2,259,892	$1,416,790	$6,199,296	$1,078,927	$153,225		$11,858,130
	2009	$647,596	$0	$0	$0	$1,426,815	$1,344,965	$74,494		$3,493,870

(1)

The amounts shown in column (e) represent the aggregate grant date fair value of restricted stock awards granted under the 2010 Management Incentive Plan and are computed in accordance with Financial Accounting Standards Board Accounting Standards Codification 718, Stock Compensation (“ASC Topic 718”). Assumptions used in the calculation of these amounts are included in Note 19 to the Company’s audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

(2)

For 2011, the amounts shown in column (f) represent the aggregate grant date fair value of stock option awards granted under the 2011 Omnibus Incentive Plan and are computed in accordance with ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 19 to the Company’s audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

(3)

The amounts shown in column (g) represent for 2011 the sum of: (i) bonus payments under the Company’s annual incentive bonus program as follows: Mr. McElya, $843,092; Mr. Stephenson, $324,266; Mr. Campbell, $264,169; Mr. Verwilst, $219,204; Mr. Hefferon, $196,722; and Mr. Hasler, $324,266; and (ii) payments under the Company’s Long Term Incentive Plan for the performance period ending December 31, 2011 as follows: Mr. McElya, $1,148,385; Mr. Stephenson, $656,220; Mr. Campbell, $656,220; Mr. Verwilst, $656,220; Mr. Hefferon, $328,110; and Mr. Hasler, $1,693,164.

(4)

The amount shown in column (h) represents, for each Named Executive Officer, the sum of the aggregate annualized change in the actuarial present value of accumulated benefits under all defined benefit and actuarial pension plans (qualified and non-qualified, including supplemental plans) from the plan measurement date used for financial statement reporting purposes with respect to the prior completed fiscal year to the plan measurement date used for financial statement reporting purposes with respect to the covered fiscal year.

(5)

The amount shown in column (i) represents Company contributions under the qualified 401(k) CSA Investment Savings Plan ($18,375) and nonqualified Supplement Executive Retirement Plan ($249,606); the cost of Company-paid personal travel on commercial airlines; the cost of a Company-provided vehicle; the cost of a Company-provided club membership; and life insurance premiums paid by the Company.

(6)

The amount shown in column (i) represents Company contributions under the qualified 401(k) CSA Investment Savings Plan ($15,925) and nonqualified Supplemental Executive Retirement Plan ($219,169); the value of Company-paid costs associated with Mr. Stephenson’s expatriate assignment (totaling $313,542); the cost of a Company-provided vehicle; and life insurance premiums paid by the Company. The expatriate benefits include home leave expenses representing travel expenses between Germany and the United States ($1,288), a goods and services allowance ($18,150), a housing allowance ($20,607), relocation costs at the end of the assignment incurred moving back to the United States ($46,108), and transportation in Germany ($2,448). The expatriate benefits also include tax equalization related benefits of approximately $200,857 and tax gross ups for U.S. federal income tax, state income tax, and Medicare tax associated with the tax equalization benefits of approximately $21,100. The expatriate benefits were valued on the basis of the aggregate incremental cost to the Company and represent the amount paid to the service provider or Mr. Stephenson, as applicable.

(7)

The amount shown in column (i) represents Company contributions under the qualified 401(k) CSA Investment Savings Plan ($18,375) and nonqualified Supplemental Executive Retirement Plan ($305,556); the cost of Company-paid tax preparation and financial planning services; the cost of a Company-provided vehicle; and life insurance premiums paid by the Company.

(8)

The amount shown in column (i) represents Company contributions under the qualified 401(k) CSA Investment Savings Plan ($18,375) and nonqualified Supplemental Executive Retirement Plan ($223,521); the cost of a Company-provided vehicle; and life insurance premiums paid by the Company.

(9)

The amount shown in column (i) represents Company contributions under the qualified 401(k) CSA Investment Savings Plan ($18,375) and nonqualified Supplemental Executive Retirement Plan ($162,976); the cost of a Company-provided vehicle; the cost of a Company-provided club membership; and life insurance premiums paid by the Company.

(10)

The amount shown in column (i) represents Company contributions under the qualified 401(k) CSA Investment Savings Plan ($18,375) and nonqualified Supplemental Executive Retirement Plan ($174,750); and life insurance premiums paid by the Company.

(11)

The percentages of total compensation in 2011 that were attributable to base salary and total bonus (the amounts identified in columns (d) and (g)) were as follows: Mr. McElya, base salary 18.6%, bonus 37.9%; for Mr. Stephenson, base salary 15.3%, bonus 30.0%; for Mr. Campbell, base salary 24.7%, bonus 48.3%; for Mr. Verwilst, base salary 24.0%, bonus 53.9%; for Mr. Hefferon, base salary 30.4%, bonus 45.6%; and for Mr. Hasler, base salary 7.9%, bonus 42.6%.

(12)	Mr. Hasler retired effective July 1, 2011.

2011 GRANTS OF PLAN-BASED AWARDS

The following table sets forth information regarding plan-based awards made to the Named Executive Officers during 2011 that provide for possible future payouts.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards; Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/sh)(4)	Grant Date Fair value of Stock and Option Awards ($) (5)
Name (a)	Award Type	Grant Date (b)	Threshold (c)	Target (d)	Maximum (e)	(i)	(j)	(k)	(l)

James S. McElya	LTIP(1)	1/1/2011	$357,500	$715,000	$1,430,000	—	—	—	—
	Annual Bonus(2)	1/1/2011	$487,500	$975,000	$1,950,000	—	—	—	—
	Options(3)	3/15/2011	—	—	—	—	37,500	46.75	$776,625

Keith D. Stephenson	LTIP(1)	1/1/2011	$125,000	$250,000	$500,000	—	—	—	—
	Annual Bonus(2)	1/1/2011	$187,500	$375,000	$750,000	—	—	—	—
	Options(3)	3/15/2011	—	—	—	—	13,000	46.75	$269,230

Allen J. Campbell	LTIP(1)	1/1/2011	$82,500	$165,000	$330,000	—	—	—	—
	Annual Bonus(2)	1/1/2011	$152,750	$305,500	$611,000	—	—	—	—
	Options(3)	3/15/2011	—	—	—	—	8,700	46.75	$180,177

Michael C. Verwilst	LTIP(1)	1/1/2011	$50,000	$100,000	$200,000	—	—	—	—
	Annual Bonus(2)	1/1/2011	$126,750	$253,500	$507,000	—	—	—	—
	Options(3)	3/15/2011	—	—	—	—	5,300	46.75	$109,763

Timothy W. Hefferon	LTIP(1)	1/1/2011	$37,500	$75,000	$150,000	—	—	—	—
	Annual Bonus(2)	1/1/2011	$113,750	$227,500	$455,000	—	—	—	—
	Options(3)	3/15/2011	—	—	—	—	3,900	46.75	$80,769

Edward A. Hasler	LTIP(1)	1/1/2011	$0	$0	$0	—	—	—	—
	Annual Bonus(2)	1/1/2011	$375,000	$750,000	$1,500,000	—	—	—	—

(1)

The LTIP awards listed represent awards granted by the Compensation Committee to the Named Executive Officers in 2011 under the Company’s Long Term Incentive Plan that was effective January 1, 2011 (“2011 LTIP Awards”). These awards will pay out based on the achievement of operating cash flow objectives in the performance period beginning January 1, 2011 and ending December 31, 2013. The determination of award amounts under the Long Term Incentive Plan is described in the Compensation Discussion and Analysis under “Executive Compensation Components—Long Term Incentive Compensation.” Due to his announced retirement, Mr. Hasler did not receive a 2011 LTIP Award.

(2)

The annual bonus awards listed represent awards granted by the Compensation Committee to the named Executive Officers in 2011 under the Company’s Annual Incentive Plan. These awards were based on the Company’s achievement of adjusted EBITDA performance targets (applicable to the Company as a whole) for the year in accordance with the 2011 business plan of the Company approved by the Company’s Board. The determination of annual incentive award payments is described in the Compensation Discussion and Analysis under “Executive Compensation Components—Annual Incentive Awards.” The amounts set forth in footnote (5) under column (g) of the Summary Compensation Table refer to actual payments for 2011 annual incentive awards based on the achievement by the Company of adjusted EBITDA in 2011 as compared to the established targets.

(3)

Represents time-based options granted on March 15, 2011 under the Company’s 2011 Omnibus Incentive Plan. The options granted cliff vest with respect to all shares covered by the options after three years and expire on the earliest to occur of: (i) the tenth anniversary of the date of grant; (ii) the first anniversary of the date of the optionee’s termination of employment due to death, disability, retirement at or after attainment of age 65 or age 60 with 5 years of service, by the Company without cause, by the optionee for good reason, or in connection with a change in control; or (iii) 90 days following the date of termination of the optionee’s employment by the Company for cause or by the optionee without good reason.

(4)	Represents the exercise price of options granted on March 15, 2011 under the Company’s 2011 Omnibus Incentive Plan.

(5)

Represents the grant date fair value of stock option awards granted under the Company’s 2011 Omnibus Incentive Plan and are computed in accordance with ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 19 to the Company’s audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

OUTSTANDING EQUITY AWARDS AT 2011 FISCAL YEAR-END

The following table sets forth information concerning outstanding equity awards held by the Named Executive Officers at December 31, 2011.

	Option Awards(1)					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable(2)	Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price	Option Expiration Date (6)	Number of Shares or Units of Stock that have not vested (#)		Market Value of Shares or Units of Stock that have not vested(10)
Name (a)	(b)	(d)		(e)	(f)	(g)		(h)
James S. McElya	0	37,500	(3)	$46.75	3/15/2021	250,627	(7)	$8,646,632
						54,075	(8)	$1,865,588
						14,505	(9)	$2,147,213

Keith D. Stephenson	23,250	69,750	(4)	$25.52	5/27/2020	41,138	(7)	$1,419,261
	0	11,941	(5)	$25.52	5/27/2020	7,566	(8)	$261,027
	0	13,000	(3)	$46.75	3/15/2021	2,381	(9)	$352,466

Allen J. Campbell	23,250	69,750	(4)	$25.52	5/27/2020	41,138	(7)	$1,419,261
	0	11,941	(5)	$25.52	5/27/2020	7,566	(8)	$261,027
	0	8,700	(3)	$46.75	3/15/2021	2,381	(9)	$352,466

Michael C. Verwilst	0	43,500	(4)	$25.52	5/27/2020	25,887	(7)	$893,102
	0	7,448	(5)	$25.52	5/27/2020	4,761	(8)	$164,255
	0	5,300	(3)	$46.75	3/15/2021	1,499	(9)	$221,901

Timothy W. Hefferon	20,877	62,631	(4)	$25.52	5/27/2020	34,517	(7)	$1,190,837
	0	10,722	(5)	$25.52	5/27/2020	6,347	(8)	$218,972
	0	3,900	(3)	$46.75	3/15/2021	1,998	(9)	$295,769

Edward A. Hasler	0	0		N/A	N/A	0		$0

(1)

All of the amounts presented in this portion of the table relate to options to purchase shares of the Company’s Common Stock granted to the Named Executive Officers under the Company’s 2011 Omnibus Incentive Plan (for awards granted in 2011) and under the Management Incentive Plan (for awards granted in 2010). Options listed which were granted in 2011 have an Option Expiration Date of March 15, 2021 and were granted on March 15, 2011; options listed which were granted in 2010 have an Option Expiration Date of May 27, 2020 and were granted on May 27, 2010.

(2)	Represents time-based options and options in respect of warrants which have vested and were exercisable as of December 31, 2011.

(3)

Represents outstanding time-based options granted March 15, 2011, which have not been earned or vested and were unexercisable as of December 31, 2011, with respect to the following number of granted options: for Mr. McElya, 37,500; for Mr. Stephenson, 13,000; for Mr. Campbell, 8,700; for Mr. Verwilst, 5,300; and for Mr. Hefferon, 3,900. These options cliff vest on the third anniversary of the grant date.

(4)

Represents outstanding time-based options granted May 27, 2010, which have not been earned or vested and were unexercisable as of December 31, 2011, with respect to the following number of granted options: for Mr. Stephenson, 69,750; for Mr. Campbell, 69,750; for Mr. Verwilst, 43,500; and for Mr. Hefferon, 62,631. These options vest ratably, 25% at each of the first four anniversaries of the grant date.

(5)

Represents outstanding options in respect of warrants granted May 27, 2010, which have not been earned or vested and were unexercisable as of December 31, 2011, with respect to the following number of granted options in respect of warrants: for Mr. Stephenson, 11,941; for Mr. Campbell, 11,941; for Mr. Verwilst, 7,448; and for Mr. Hefferon, 10,722. These options vest ratably, 25% at each of the first four anniversaries of the grant date, but only in proportion to the extent that warrants of the Company held by third parties have been exercised as of each of these anniversaries.

(6)

Options expire on the earliest to occur of: (i) the tenth anniversary of the date of grant; (ii) the first anniversary of the date of the optionee’s termination of employment due to death, disability, retirement at normal retirement age under the Company’s qualified retirement plan for the May 27, 2010, grant or retirement at or after attainment of age 65 or age 60 with 5 years of service for other grants, by the Company without cause, by the optionee for good reason, or in connection with a change in control; or (iii) 90 days following the date of the optionee’s termination of employment by the Company for cause or by the optionee without good reason.

(7)

Represents shares of restricted common stock granted on May 27, 2010 under the Company’s Management Incentive Plan that had not yet become vested as of December 31, 2011, with respect to the following number of shares of the Company’s common stock: for Mr. McElya, 250,627; for Mr. Stephenson, 41,138; for Mr. Campbell, 41,138; for Mr. Verwilst, 25,887; and for Mr. Hefferon, 34,517. These shares vest ratably over four years (three years for Mr. McElya).

(8)

Represents shares of restricted common stock in respect of warrants granted on May 27, 2010 under the Company’s Management Incentive Plan that had not yet become vested as of December 31, 2011, with respect to the following number of shares of the Company’s common stock: for Mr. McElya, 54,075; for Mr. Stephenson, 7,566; for Mr. Campbell, 7,566; for Mr. Verwilst, 4,761; and for Mr. Hefferon, 6,347. These shares vest ratably, 25% at each of the first four anniversaries of the grant date (33 1/3% at each of first three anniversaries for Mr. McElya), but only in proportion to the extent that warrants of the Company held by third parties have been exercised as of each of these anniversaries.

(9)

Represents shares of restricted preferred stock granted on May 27, 2010 under the Company’s Management Incentive Plan that had not yet become vested as of December 31, 2011, with respect to the following number of shares of the Company’s preferred stock: for Mr. McElya, 14,505; for Mr. Stephenson, 2,381; for Mr. Campbell, 2,381; for Mr. Verwilst, 1,499; and for Mr. Hefferon, 1,998. These shares vest ratably over four years (three years for Mr. McElya).

(10)

The values in column (h) equal the total number of shares of stock listed in column (g) for each Named Executive Officer multiplied by the value of applicable Company common or preferred stock, as of December 31, 2011. The value of common stock as of December 31, 2011 was $34.50, and the value used for preferred stock was based on the $34.50 share value for common stock multiplied by 4.2908, which is the factor for conversion of preferred stock to common stock.

2011 OPTION EXERCISES AND STOCK VESTED

The following table sets forth information concerning the exercise of stock options and vesting of stock for each Named Executive Officer during 2011.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($)(5) (e)
James S. McElya	—	—	125,313(3)	5,989,961
	—	—	7,252(4)	1,610,524
Keith D. Stephenson	—	—	13,713(3)	655,481
	—	—	794(4)	176,332
Allen J. Campbell	—	—	13,713(3)	655,481
	—	—	794(4)	176,332
Michael C. Verwilst	14,500(1)	162,835(2)	8,629(3)	412,466
	—	—	499(4)	110,818
Timothy W. Hefferon	—	—	11,506(3)	549,987
	—	—	666(4)	147,905
Edward A. Hasler	27,500(1)	563,200(2)	15,420(3)	737,076
	—	—	992(4)	220,303

(1)

Represents shares acquired by way of an exercise of the portion of options granted on May 27, 2010 under the Company’s Management Incentive Plan which were vested on May 27, 2011, with respect to the following number of granted shares: for Mr. Hasler, 27,500; and for Mr. Verwilst, 14,500.

(2)

Represents the value of the shares of common stock acquired upon exercise, which is above the exercise cost associated with acquiring the shares. Options were exercised by Mr. Hasler on September 6, 2011, with an exercise price of $25.52, and a market value on the date of exercise of $46.00 per share. Options were exercised by Mr. Verwilst on December 7, 2011, with an exercise price of $25.52, and a market value on the date of exercise of $36.75 per share.

(3)

Represents shares of common stock that vested on May 27, 2011, with respect to the following number of shares: for Mr. McElya, 125,313; for Mr. Stephenson, 13,713; for Mr. Campbell, 13,713; for Mr. Verwilst, 8,629; for Mr. Hefferon, 11,506; and for Mr. Hasler, 15,420.

(4)

Represents shares of preferred stock that vested on May 27, 2011, with respect to the following number of shares: for Mr. McElya, 7,252; for Mr. Stephenson, 794; for Mr. Campbell, 794; for Mr. Verwilst, 1,977; for Mr. Hefferon, 666; and for Mr. Hasler, 992.

(5)

Represents the fair market value of the shares of common and preferred stock acquired which are the portions of the awards granted on May 27, 2010, which became vested on May 27, 2011. The fair market value of common stock on May 27, 2011 was $47.80; and the fair market value of preferred stock on May 27, 2011 was $222.08.

2011 PENSION BENEFITS

The following table sets forth the actuarial present value of each Named Executive Officer’s accumulated benefit under the Cooper-Standard Automotive Inc. Salaried Retirement Plan (“CSA Retirement Plan”) and the non-qualified defined benefit portion of the Supplementary Benefit Plan as described in the Compensation Discussion and Analysis under “the Executive Compensation Components—Retirement Plan Benefits” section, assuming benefits are paid at normal retirement age or the earliest retirement age at which participants receive unreduced benefits, based on current levels of compensation. The table also shows the number of years of credited service under each plan, computed as of the same pension plan measurement date used in the Company’s audited financial statements for the year ended December 31, 2011.

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)		Present Value of Accumulated Benefit(1) ($) (d)	Payments During Last Fiscal Year ($) (e)
James S. McElya	CSA Retirement Plan(2)	9.00		$122,859	$0
	Supplementary Benefit Plan(3), (4)	15.92	(4)	$5,503,820	$0

Keith D. Stephenson	CSA Retirement Plan(2)	1.58		$24,000	$0
	Supplementary Benefit Plan(5)	4.50		$0	$0

Allen J. Campbell	CSA Retirement Plan(2)	10.33		$165,078	$0
	Supplementary Benefit Plan(5)	13.25		$0	$0

Michael C. Verwilst	CSA Retirement Plan(2)	5.83		$79,471	$0
	Supplementary Benefit Plan(5)	8.75		$0	$0

Timothy W. Hefferon	CSA Retirement Plan(2)	4.17		$63,248	$0
	Supplementary Benefit Plan(5)	7.08		$0	$0

Edward A. Hasler	CSA Retirement Plan(6)	22.08		$951,345	$0
	Supplementary Benefit Plan(6)	24.50		$5,388,095	$0

(1)

Present values determined using a December 31, 2011 measurement date and reflect benefits accrued based on service and pay earned through such date. Figures are determined based on post-commencement valuation mortality (2011 Static PPA table) and commencement of benefits at age 65, except for Mr. Hasler who actually retired on July 1, 2011. The assumed discount rate as of the measurement date is 4.35%.

(2)	Messrs. McElya, Campbell, Verwilst, Stephenson and Hefferon are covered under the cash balance design for purposes of the qualified CSA Retirement Plan which was frozen January 31, 2009.

(3)

Mr. McElya receives two types of defined benefits under the Supplementary Benefit Plan. He receives a non-qualified cash balance benefit determined under usual terms. In addition, he receives a benefit determined under the final average pay design, offset by the annuity equivalent of his qualified and nonqualified cash balance benefits. In prior disclosures, because the final average pay design includes an unreduced feature upon attainment of age 62 and 10 years of service, which the executive would be eligible for, he was assumed to retire at the first unreduced whole age. Since Mr. McElya’s next whole age is age 65, he is now assumed to retire at age 65 similar to all other Named Executive Officers.

(4)

Mr. McElya is granted four years of additional service in the Supplementary Benefit Plan to compensate for lost (non-vested) benefits accrued with his previous employer prior to joining the Company in January 2000.

(5)	Messrs. Campbell, Verwilst, Stephenson and Hefferon were covered under the cash balance design for purposes of the non-qualified Supplementary Benefit Plan. Effective December 31, 2010, the cash balance accounts for these participants were spun off into the Supplemental Executive Retirement Plan.

(6)	Mr. Hasler is covered under the final average pay design for both the qualified CSA Retirement Plan and the non-qualified Supplementary Benefit Plan. Mr. Hasler retired July 1, 2011 and his amounts shown above reflect his actual benefits at retirement.

CSA Retirement Plan

The CSA Retirement Plan is a defined benefit plan that covers all non-union employees of the Company in the United States, including the Named Executive Officers. The cash balance portion of the CSA Retirement Plan states benefits in the form of a hypothetical account established for each participant. The final average pay benefit portion of the CSA Retirement Plan provides benefits stated as an annuity equal to 1.5% times the participant’s average compensation (the highest five of the last ten years, as further described below in “Determination of Benefits under Plans”) multiplied by his or her years of service. Effective February 1, 2009, additional accruals related to service earned and pay received after such date are no longer provided under the CSA Retirement Plan.

Supplemental Benefit Plan

As noted in the Compensation Discussion and Analysis, effective as of January 1, 2011, as a result of the recommendations made by Towers Watson, the Company adopted a new SERP that replaced the benefits accrued through December 31, 2010 under the Supplementary Benefit Plan. The Company also amended and restated the Supplementary Benefit Plan to eliminate benefits for all participants (since such benefits will now be provided under the SERP) except for benefits described below under “Determination of Benefits Under Plans” that certain executive officers, including Messrs. McElya and Hasler, will receive.

Determination of Benefits Under Plans

Prior to January 1, 2011, benefits under the CSA Retirement Plan and the nonqualified defined benefit portion of the Supplementary Benefit Plan were governed by either a cash balance design or a final average pay design. Under the Supplementary Benefit Plan as amended and restated effective as of January 1, 2011, benefits for participants with a final average pay benefit continue to be governed by the final average pay design, and for Mr. McElya, a cash balance design as well. Although a freeze in future accruals under the CSA Retirement Plan became effective on February 1, 2009, certain terms of the CSA Retirement Plan are still relevant to the payment of the frozen benefits under the CSA Retirement Plan and in the determination of ongoing pension accruals for Mr. McElya under the Supplementary Benefit Plan, as further elaborated upon below.

Cash Balance Design

The following highlights the basic operation of the cash balance design features of the CSA Retirement Plan.

Annual pay credits were added to a participant’s cash balance account at the end of each year, based on the participant’s compensation for the year and the sum of the participant’s age and service as of the beginning of that year. Compensation used as the basis for pay credits (“Compensation”) included all compensation reported as wages for federal income tax purposes excluding specified items, including amounts that were either excludable or deductible from income in whole or in part for federal income tax purposes, or that represented payments pursuant to a program of benefits or deferred compensation, whether or not qualified under the Internal Revenue Code. Annual pay credits were provided as follows:

Sum of Age and Years of Service	CSA Retirement Plan Applicable Percentage(1)	Supplementary Benefit Plan Applicable Percentage(2)
Up to 35	3.0%	6.0%
36 – 50	4.0%	8.0%
51 – 65	5.5%	11.0%
66 – 80	7.5%	15.0%
over 80	10.0%	20.0%

(1)

Although future pay credits were not provided under the CSA Retirement Plan after the February 1, 2009 freeze date, prior to February 1, 2009, the CSA Retirement Plan provided a pay credit equal to the executive’s Compensation, subject to qualified plan limitations under the Internal Revenue Code, multiplied by the applicable percentage listed above under “CSA Retirement Plan Applicable Percentage.”

(2)

Prior to the February 1, 2009 freeze of the CSA Retirement Plan, the Supplementary Benefit Plan provided a pay credit equal to the difference between (1) the executive’s Compensation, without regard to qualified plan limitations, multiplied by the applicable percentage listed above under “Supplementary Benefit Plan Applicable Percentage,” and (2) the pay credit which was provided under the CSA Retirement Plan determined in the manner described in footnote 1 above.

After the February 1, 2009 freeze of the CSA Retirement Plan until the Supplementary Benefit Plan’s amendment and restatement effective January 1, 2011, the Supplementary Benefit Plan provided a pay credit equal to the difference between (1) the executive’s Compensation, without regard to qualified plan limitations, multiplied by the applicable percentage listed under the “Supplementary Benefit Plan Applicable Percentage” column in the table above, and (2) the hypothetical pay credit which would have been provided under the CSA Retirement Plan had that plan not been frozen, determined in the manner described in footnote 1 to the table above. Such amounts will continue to be credited in 2011 for Mr. McElya, who continues to be covered under the Supplementary Benefit Plan.

Annual interest credits were also added to a participant’s cash balance account each year. This credit was calculated by multiplying the cash balance account as of the end of the prior year by an interest rate that is equal to the annual yield statistic for 30-year U.S. Treasury securities for the month of October of the prior year.

Benefits fully vested upon 3 years of service, with no benefits vested for less than 3 years of service. Service was measured based on an elapsed time basis from date of hire.

Normal retirement age was age 65 with 5 years of service. The normal retirement benefit was defined as a monthly life annuity amount that is actuarially equivalent to the cash balance account projected to normal retirement age with interest credits. For participants whose prior final average pay accrued benefits were frozen and converted to an opening account balance at January 1, 2002 when the cash balance design was implemented, an additional amount was added to the normal retirement benefit based on the difference between (i) the frozen age 65 accrued benefit at January 1, 2002 and (ii) a hypothetical age 65 life annuity amount that was actuarially equivalent to the January 1, 2002 opening cash balance account projected to normal retirement age with interest credits only.

Benefits were payable at termination either in the form of a lump sum or an annuity (the default form and time under the nonqualified plan was a lump sum at separation from service). The lump sum was equal to the cash balance account value at the time of distribution (plus an additional amount, if applicable, associated with the procedure described above for those who had an opening account balance established as of January 1, 2002). The immediate annuity payable was the actuarial equivalent of the normal retirement annuity benefit as described above, except in the event of early retirement, as described below.

Eligibility for early retirement was satisfied with attainment of either (i) age 62 with 10 years of service, or (ii) age 55 with 15 years of service. To the extent these age and service conditions were satisfied, the annuity form of benefit available was based on reducing the normal retirement benefit by 0.6% per month up to 36 months, and 0.4% for each additional month up to 84 months, by which age at retirement preceded age 65.

The normal form of annuity was a single life annuity for non-married participants and a reduced joint life annuity with a 50% survivor benefit for married participants. Other optional forms were available on a reduced basis as well.

Final Average Pay Design

The following highlights the basic operation of the final average pay design features of the CSA Retirement Plan and the Supplementary Benefit Plan.

The annual retirement benefit, payable as a life annuity at age 65, is equal to 1.5% multiplied by final average pay multiplied by years of service, where final average pay is determined by taking the average of the highest five calendar years of compensation within the last ten calendar years, excluding the year in which termination occurs. For Mr. McElya, this result is reduced by the annuity-equivalent of his qualified and non-qualified cash balance benefits. Compensation is determined on the same basis as that applicable to the Cash Balance Design, except lump sum severance and signing bonuses are not excluded. Prior to the February 1, 2009 freeze of the CSA Retirement Plan, benefits associated with pay in excess of qualified plan limitations were provided by the Supplementary Benefit Plan, and benefits associated with pay up to qualified plan limits were provided by the CSA Retirement Plan. After the February 1, 2009 freeze of the CSA Retirement Plan, the Supplementary Benefit Plan provided only for benefits associated with pay in excess of qualified plan limitations until (except for Mr. McElya) January 1, 2011, but no further benefit accruals are provided under the qualified CSA Retirement Plan.

Benefits fully vest upon 3 years of service, with no benefits vested for less than 3 years of service. Service is measured based on an elapsed time basis from date of hire.

Benefits are payable as an annuity at retirement. The normal form of annuity is a single life annuity for non-married participants or a reduced joint life annuity with a 50% survivor benefit for married participants. Other optional forms are available on a reduced basis as well.

Eligibility for early retirement is satisfied with attainment of either (i) age 62 with 10 years of service, or (ii) age 55 with 15 years of service. The annuity form of benefit available is based on reducing the normal retirement benefit by 0.4% per month by which age at retirement precedes age 62. In addition, there is no reduction in any event if a participant has attained age 55 with 30 years of service.

2011 NONQUALIFIED DEFERRED COMPENSATION

The following table sets forth annual executive and company contributions under non-qualified deferred compensation provisions of the non-qualified Supplemental Executive Retirement Plan, as well as each Named Executive Officer’s withdrawals, earnings and fiscal-year end balances in those plans.

Name (a)	Executive Contribution in Last FY (b)	Registrant Contributions in Last FY(1) (c)	Aggregate Earnings in Last FY (d)	Aggregate Withdrawals/ Distributions (e)	Aggregate Balance at Last FYI (f)
James S. McElya	$0	$249,606	($35,605)	$0	$983,859
Keith D. Stephenson	$0	$219,169	$494	$0	$487,888
Allen J. Campbell	$0	$305,556	($150)	$0	$1,082,293
Michael C. Verwilst	$0	$223,521	($9,175)	$0	$846,182
Timothy W. Hefferon	$0	$162,976	($6,957)	$0	$635,138
Edward A. Hasler	$0	$174,750	($13,672)	$0	$684,581

(1)	Amounts are included in column (i) of the Summary Compensation Table and represent nonqualified Company contributions under the Supplemental Executive Retirement Plan for the 2011 plan year.

As noted in the Compensation Discussion and Analysis, effective January 1, 2011, the Company adopted the SERP, which replaced the benefits accrued through December 31, 2010 under the Supplementary Benefit Plan. The new SERP is designed to provide benefits to participants that are generally of substantially similar value to those formerly provided under the Supplementary Benefit Plan, but in a streamlined fashion and based on a defined contribution model that more closely resembles the CSA Savings Plan, the Company’s 401(k) savings plan. For new participants after January 1, 2011, the SERP provides a benefit equal to one and one-half times the percentage of Company contributions actually credited to the participant’s account under the CSA Savings Plan, multiplied by the participant’s compensation (without regard to qualified plan limits prescribed by the Internal Revenue Code), but offset by the amount of Company contributions made for such participant under the CSA Savings Plan. For participants as of January 1, 2011 (other than participants receiving a final average pay benefit under the Supplementary Benefit Plan), the SERP provides a benefit equal to a multiple of between two and three times the percentage of Company contributions actually credited to the participant’s account under the CSA Savings Plan, multiplied by the participant’s compensation (without regard to qualified plan limits prescribed by the Internal Revenue Code), but offset by the amount of Company contributions made for such participant under the CSA Savings Plan. Under the CSA Savings Plan, participants may contribute the lesser of up to 50% of their compensation or the limit prescribed by the Internal Revenue Code. The CSA Savings Plan provides a 40% fixed matching on employee contributions of up to 5% of compensation and permits additional discretionary contributions depending on Company performance. The CSA Savings Plan also provides for an additional non-matching employer contribution of 3% to 5% of compensation.

In addition, the SERP provides such participants with an opening account balance under the SERP equal to the lump sum value of their account balance benefit, including their cash balance benefit, that had accrued under the Supplementary Benefit Plan as of December 31, 2010. For participants as of January 1, 2011 who receive a final average pay benefit under the Supplementary Benefit Plan as described in the narrative to the 2011 Pension Benefits table, including Messrs. McElya and Hasler, the SERP provides a benefit equal to the amount of Company contributions that would be credited to the participant’s account under the CSA Savings Plan, if the participant’s compensation were determined without regard to qualified plan limits prescribed by the Internal Revenue Code, less the amount of such contributions actually made to such participant’s account under the CSA Savings Plan.

The investment alternatives for the SERP generally mirror those available under our 401(k) retirement savings plan. Under the SERP, benefits are payable within 60 days of termination in the form of a lump sum. Benefits vest under the SERP at the same time participants vest in Company contributions under the CSA Savings Plan (generally after 2 years of service).

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The Named Executive Officers have entered into employment agreements with the Company which provide for certain benefits upon termination of employment, including termination following a change in control as defined in the Cooper-Standard Automotive Inc. Change of Control Severance Pay Plan (the “Change in Control Plan”). The table below shows estimates of the value of compensation that would be payable to each Named Executive Officer upon termination of employment with the Company under certain circumstances. As indicated in the table, compensation upon termination of employment varies depending on the circumstances of the termination and whether or not it occurred following a change in control. Amounts presented in the table are calculated as if the employment of the executive terminated effective December 31, 2011. Payments due to any one of the Named Executive Officers upon actual termination of employment can only be determined at the time of termination. There can be no assurance that an actual termination or change in control would produce the same or similar results as those described below if it were to occur on any other date or if the actual circumstances at the time of termination were different.

Amounts accrued under the normal terms of our pension and deferred compensation plans are not included in this table. Information concerning pension benefits and deferred compensation disclosures is presented under “Pension Benefits,” and “Nonqualified Deferred Compensation.” Similarly, information concerning vested equity awards is not included in the table and is presented under “Outstanding Equity Awards at Fiscal Year End.”

Name	Severance Payment(1)	Pension Enhancement(2)	Health/Life(3)	Outplacement Services (4)	Accelerated Vesting of Equity Awards(5)	Gross Up(6)	Totals
James S. McElya

Change in Control Without Termination	—	—	—	—	$5,192,814	—	$5,192,814

Termination Without Cause or Resignation for Good Reason, After Change in Control	$7,953,789	$3,908,526	$647,211	$50,000	$10,385,627	$5,665,442	$28,610,594

Termination Without Cause or Resignation for Good Reason, with no Change in Control; or Qualified Retirement	$6,994,902	$3,908,526	$647,211	$50,000	—	N/A	$11,600,639

Termination for Cause or Resignation Without Good Reason	—	—	—	—	—	N/A	—

Termination due to Death	$8,455,158	$3,908,526	$162,669	—	—	N/A	$12,516,353

Termination due to Disability	$8,455,158	$3,908,526	$647,211	—	—	N/A	$13,000,895

Keith D. Stephenson

Change in Control Without Termination	—	—	—	—	$1,201,558	—	$1,201,558

Termination Without Cause or Resignation for Good Reason, After Change in Control	$2,691,096	$265,500	$578,204	$50,000	$2,403,117	$1,696,497	$7,684,413

Termination Without Cause or Resignation for Good Reason, with no Change in Control	$1,552,500	$265,500	$23,339	—	—	N/A	$1,841,339

Termination for Cause or Resignation Without Good Reason	—	—	—	—	—	N/A	—

Termination due to Death	$638,596	—	—	—	—	N/A	$638,596

Termination due to Disability	$638,596	—	—	—	—	N/A	$638,596

Allen J. Campbell

Change in Control Without Termination	—	—	—	—	$1,201,558	—	$1,201,558

Termination Without Cause or Resignation for Good Reason, After Change in Control	$2,594,178	$333,825	$578,848	$50,000	$2,403,117	$1,667,828	$7,627,795

Termination Without Cause or Resignation for Good Reason, with no Change in Control	$1,512,000	$333,825	$33,410	—	—	N/A	$1,879,235

Termination for Cause or Resignation Without Good Reason	—	—	—	—	—	N/A	—

Termination due to Death	$612,178	—	—	—	—	N/A	$612,178

Termination due to Disability	$612,178	—	—	—	—	N/A	$612,178

Michael Verwilst

Change in Control Without Termination	—	—	—	—	$754,120	—	$754,120

Termination Without Cause or Resignation for Good Reason, After Change in Control	$2,262,476	$255,500	$545,550	$50,000	$1,508,240	$1,421,796	$6,043,562

Termination Without Cause or Resignation for Good Reason, with no Change in Control	$1,280,500	$255,500	$35,900	—	—	N/A	$1,571,900

Termination for Cause or Resignation Without Good Reason	—	—	—	—	—	N/A	—

Termination due to Death	$591,976	—	—	—	—	N/A	$591,976

Termination due to Disability	$591,976	—	—	—	—	N/A	$591,976

Timothy Hefferon

Change in Control Without Termination	—	—	—	—	$1,028,960	—	$1,028,960

Termination Without Cause or Resignation for Good Reason, After Change in Control	$1,208,508	$89,141	$540,643	$50,000	$2,057,919	$950,025	$4,896,236

Termination Without Cause or Resignation for Good Reason, with no Change in Control	$554,750	$89,141	$45,791	—	—	N/A	$689,682

Termination for Cause or Resignation Without Good Reason	—	—	—	—	—	N/A	—

Termination due to Death	$303,758	—	—	—	—	N/A	$303,758

Termination due to Disability	$303,758	—	—	—	—	N/A	$303,758

Edward A. Hasler(7)

Resignation Without Good Reason	$2,017,430	—	—	—	—	—	$2,017,430

(1)	Cash severance is generally paid in a lump sum at termination. Cash severance amounts estimated above are based on providing executives with prorated outstanding incentive awards and a multiple of the sum of (i) their annual base rate of salary at date of termination plus (ii) their target annual bonus for the year prior to termination, with such multiple equal to three (3) for Mr. McElya, two (2) for Messrs. Campbell, Stephenson, and Verwilst, and one (1) for Mr. Hefferon. If the termination occurs following a change of control, each Named Executive Officer’s cash severance is increased by one additional year’s base salary. Further description of the terms applicable to cash severance payments is included under “Terms Applicable to Payments Upon Termination of Employment.”

(2)	All of the active Named Executive Officers under this group are entitled to receive an additional contribution in the Enhanced Investment Savings Plan for a termination of employment within two years, with a change in control and, therefore, do not receive any additional payment under the SERP. Mr. McElya is entitled to receive a lump sum equal to the value of the excess of the retirement pension he would have received, determined as if he received an additional 36 months of service and pay credited at the highest pensionable compensation during any calendar year for the five years immediately preceding the year in which the date of termination occurs, over the value of retirement pension accrued to the date of termination. This includes the case of termination either by Cooper-Standard without cause, by the employee for good reason following a change in control, and by reason of disability or death.

(3)	Health and life insurance benefits are continued for the Named Executive Officers and their covered dependents after termination of employment under certain circumstances. In such cases, the commitment is generally to provide coverage for these benefits in a manner such that (i) benefits provided are substantially similar to those at termination and (ii) recipients of such benefits will not pay a higher share of cost for such benefits than had been required prior to termination of employment based on elections in place at that time. Further description of the terms applicable to health and life insurance benefits is included under “Terms Applicable to Payments Upon Termination of Employment.”

(4)	Under Mr. McElya’s employment agreement, payment of the cost of outplacement services is provided in an amount up to 15% of his annual base salary at the time of termination, and for purposes of the computations above, actual reimbursement was assumed not to exceed $50,000. In addition, outplacement services were assumed not to be utilized in the death and disability scenarios for Mr. McElya. Upon termination without cause (or resignation for good reason) after a change of control, all Named Executive Officers are entitled to payment of the cost of outplacement services in an amount equal to the lesser of 15% of annual base salary at the time of termination, or $50,000.

(5)	Represents effect of accelerated vesting related to time-based restricted stock, time-based preferred stock, time-based stock options, restricted stock in respect of warrants, and stock options in respect of warrants. In the event of a change in control without termination, 50% of outstanding and unvested time-based restricted stock, time-based preferred stock, time-based stock options, restricted stock in respect of warrants, and stock options in respect of warrants become fully vested and exercisable, and the remaining 50% are subject to continued vesting restrictions. In the event of a change in control with termination within two years of the change in control, 100% of the time-based restricted stock, time-based preferred stock, time-based stock options, restricted stock in respect of warrants, and stock options in respect of warrants become fully vested and exercisable.

(6)	Upon a change of control of the Company, each executive may be subject to certain excise taxes pursuant to Section 280G of the Internal Revenue Code. Pursuant to the executive’s employment agreement and/or the Severance Plan, the Company has agreed to reimburse the executive for all excise taxes that are imposed on the executive pursuant to Section 280G and any income and excise taxes that are payable by the executive as a result of this reimbursement. These amounts assume that no amounts will be discounted as attributable to reasonable compensation and no value will be attributed to the non-competition covenants included in the agreement. Amounts will be discounted to the extent the Company can demonstrate by clear and convincing evidence that the non-competition covenants included in the agreement substantially constrains the executive’s ability to perform services and there is a reasonable likelihood that the non-competition covenants will be enforced against the individual.

(7)

Mr. Hasler retired effective July 1, 2012. Based on the normal terms applicable to his outstanding cash LTIP awards and annual incentive at the time, he received a prorated payment of his 2009-2011 LTIP award in the amount of $956,988, and a prorated payment of his 2010-2012 LTIP award in the amount of $736,176, and a prorated payment of his annual incentive award for 2011 in the amount of $324,266. All of these payments were made to Mr. Hasler in March 2012.

Terms Applicable to Payments Upon Termination of Employment

The Company has in effect employment agreements with each of the Named Executive Officers which provide severance pay and benefits in the event of the executive’s termination of employment for specified reasons prior to a change of control of the Company, and a Change of Control Severance Pay Plan that provides severance pay and benefits if the executive is terminated following a change of control.

Mr. McElya’s Employment Agreement

The Company has an existing employment agreement with Mr. McElya that was most recently amended and restated in 2009 with a term ending December 31, 2009, subject to provisions governing term extensions. The term of Mr. McElya’s employment agreement is automatically extended for one-year periods unless either the Company or Mr. McElya provides a notice of termination by September 30 of a given year. The agreement provides Mr. McElya with an annual base salary (currently $975,000), which is to be reviewed by the Board each year. The Board may increase, but not decrease, the base salary. The agreement also provides Mr. McElya with an annual bonus opportunity based on a percentage of his base salary (currently 100%) as well as participation in the Company’s benefit plans and long term incentive plans and programs. In 2009, Mr. McElya consented to the freezing of certain retirement and savings plan benefits.

Mr. McElya’s employment agreement provides him with special retirement termination benefits in the event that he terminates employment as Chief Executive Officer with at least 90 days prior written notice and agrees to continue providing services to the Company as non-executive Chairman of the Board for a period to be mutually agreed (a “qualified retirement”). The special retirement benefits correspond to the amounts and benefits that would otherwise be payable to Mr. McElya in connection with an involuntary termination of his employment without “Cause,” or in connection with a voluntary termination of his employment for “Good Reason,” as such terms are defined in the employment agreement. Mr. McElya’s employment agreement also provides that, following a qualified retirement as described above, Mr. McElya’s stock options will continue to vest as if he remained employed for so long as Mr. McElya continues to serve as non-executive Chairman, and his vested options upon termination as Chairman will remain exercisable until two years following the date of his termination as Chairman (or until the normal option term expiration date, if sooner).

If Mr. McElya terminates employment for “Good Reason” or the Company terminates Mr. McElya’s employment without “Cause” as those terms are defined in the agreement and described below, and in each case prior to a change of control of the Company, or in the event of a qualified retirement, the Company will pay or provide to Mr. McElya: (i) any accrued but unpaid salary or incentive compensation amounts; (ii) a pro rata payment of any target annual and long term incentive compensation amounts for which the performance periods have not ended; (iii) the greater of a lump sum payment equal to three times his current annual base salary plus his annual target bonus amount (for the year preceding the year of his termination) or a sum equal to the biweekly payments that Mr. McElya would have received if he were paid at the rate of his average compensation for the remainder of the term; (iv) a lump sum payment equal to the value of three additional years of service credit under the Company’s qualified and non-qualified defined benefit pension plans, assuming his compensation under such plans for the three-year period was the highest compensation paid to him during any of the five calendar years preceding the year in which his termination of employment occurs (not impacted by the Company’s freezing of accruals under the qualified defined benefit retirement plan); (v) three years of continued coverage under the life, accident and health plans sponsored by the Company and in which Mr. McElya was covered immediately prior to his termination; (vi) medical and life insurance coverage for Mr. McElya and his spouse for their lifetimes, and for his dependent children until they cease to qualify as dependents; and (vii) outplacement services for up to two calendar years following the year of termination, not to exceed a cost equal to 15% of his annual base pay. The lump sum amounts described in clauses (iii) and (iv) of the preceding sentence are payable six months following the date of Mr. McElya’s termination of employment. If, during the first 36 months of life, medical and accident benefit continuation, the Company is unable to provide what are otherwise intended to be non-taxable benefits to Mr. McElya and his covered family members on a tax-free basis, then the Company will make an additional payment to Mr. McElya to reimburse him for the taxes due on such benefits.

Termination for “Cause” under Mr. McElya’s employment agreement means termination for any of the following reasons: (i) any act or omission constituting a material breach by him of any of his significant obligations under the agreement or his continued failure or refusal to adequately perform the duties reasonably required of him which is materially injurious to the Company and his failure to correct such breach, failure or refusal within thirty (30) days of notice to him thereof by the Company’s board of directors; (ii) the conviction for a felony or the conviction for or finding by civil verdict of the commission by him of a dishonest act or common law fraud against the Company; or (iii) any other willful act or omission which is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Company and his failure to correct such act or omission after notification by the Board of any such act or omission.

Termination by Mr. McElya for “Good Reason” under his employment agreement means termination following the occurrence of any of the following, without Mr. McElya’s express, prior written consent: (i) a material breach by the Company of its obligations under the agreement relating to Mr. McElya’s duties, compensation and benefits, including but not limited to, the assignment to him of any duties materially inconsistent with his status as Chief Executive Officer of the Company, or his removal from such position, or a substantial adverse alteration in the nature of his responsibilities except, in each case, in connection with a promotion, and the failure of the Company to remedy such breach within thirty (30) days after receipt of written notice of such breach from Mr. McElya; (ii) the relocation of Mr. McElya’s work location 150 miles or more from its current location, except for relocation to the Company’s headquarters and required travel on the Company’s business to an extent reasonably required to perform his duties; (iii) except as required by law, the failure by the Company to provide Mr. McElya with benefit plans that provide health, life, disability, retirement and fringe benefits that are substantially comparable in the aggregate to the level of such benefits provided him by Cooper Tire immediately prior to December 23, 2004 other than in connection with a reduction in such level of benefits that applies to other senior executives of the Company; (iv) the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform the Company’s obligations under the employment agreement and provide Mr. McElya with the same or a comparable position, duties, benefits, and base salary and incentive compensation as provided in the employment agreement; or (v) the failure of the board of directors to elect Mr. McElya to his existing position or an equivalent position.

If Mr. McElya terminates employment as a result of death or disability, then the Company will pay or provide to Mr. McElya or Mr. McElya’s beneficiaries, estate or family, as applicable, the amounts and considerations Mr. McElya would have been entitled to as if Mr. McElya’s employment had been terminated by Mr. McElya for Good Reason or by the Company without Cause immediately prior to the expiration of the current term of employment.

If Mr. McElya is terminated by the Company for Cause, Mr. McElya will be entitled to base pay and vested benefits under any plan in accordance with that plan and a pro rata portion of any incentive compensation for the year in which the termination occurs up to the date of termination.

If the Company elects not to extend Mr. McElya’s employment agreement upon expiration of the current term, then Mr. McElya will be treated as if he had terminated employment for good reason or the Company terminated without cause, and he will be entitled to the severance pay and other benefits described above, except that such pay and benefits will not be paid until his actual termination of employment which shall be deemed effective on December 31 of the year in which the Company provided notice of its election.

The agreement also provides that if any payment or the amount of benefits due under the agreement or otherwise would be considered an excess parachute payment that subjects Mr. McElya to excise tax under Internal Revenue Code Section 4999, then the Company will make an additional “gross-up” payment to Mr. McElya to reimburse him for such taxes (and any taxes due on the gross-up payment).

In exchange for the benefits provided under the agreement, Mr. McElya agrees not to compete with the Company for a two-year period after his termination of employment, not to solicit or interfere with any Company employee or customer, and not to disclose confidential and proprietary Company information. Mr. McElya is also required to execute a release of all claims against the Company as a condition to receiving the severance payment and benefits, if applicable.

Employment Agreements of Other Named Executive Officers

The Company has in effect employment agreements with the other Named Executive Officers, which are substantially similar to Mr. McElya’s employment agreement except as described below. The other Named Executive Officers’ employment agreements had an initial term ending December 31, 2009 and continue for-one year periods thereafter, unless the Company or Named Executive Officer provides a notice of termination at least 60 days prior to the end of any term. Under the agreements, each Named Executive Officer is paid an annual base salary, currently as follows: $550,000 for Mr. Stephenson, $490,000 for Mr. Campbell; $395,000 for Mr. Verwilst; and $375,000 for Mr. Hefferon. The agreements provide that the Committee may increase the base salary from time to time, based upon the recommendation of the Chief Executive Officer. The agreements also provide that the Named Executive Officers are entitled to participate in such annual and long term incentive compensation programs and benefit plans and programs as are generally provided to senior executives. In 2009, the Named Executive Officers consented to the freezing of certain retirement and savings plan benefits.

If a Named Executive Officer terminates employment for “Good Reason” or the Company terminates the employment of the Named Executive Officer without “Cause,” as those terms are defined in the agreement and described below, and in each case prior to a change of control of the Company, then the Company will pay or provide to the Named Executive Officer: (i) his accrued but unpaid salary, annual and long term incentive compensation amounts; (ii) a pro rata payment of any annual incentive compensation amounts for which the performance period has not ended; (iii) a lump sum payment equal to the executive’s current annual base salary times two (one for Mr. Hefferon) plus his annual target bonus amount for the year preceding the year of his termination; (iv) a lump sum payment equal to the value of two additional years (one additional year for Mr. Hefferon) of Company contributions under the Company’s qualified and nonqualified defined contribution retirement plans, assuming the executive’s compensation under such plans for such period was the same as the compensation paid to him during the year preceding his termination of employment; and (v) two years of continued coverage under the life and health plans sponsored by the Company at the same cost to the executive as is being charged to active employees.

Termination for “Cause” under the employment agreements of these executives means termination for any of the following reasons: (i) the executive’s willful failure to perform duties or directives which is not cured following written notice; (ii) the executive’s commission of a felony or crime involving moral turpitude; (iii) the executive’s willful malfeasance or misconduct which is demonstrably injurious to the Company; or (iv) material breach by the executive of the non-competition, non-solicitation or confidentiality provisions of the agreement.

Termination by any of these executives for “Good Reason” shall mean termination following any of the following: (i) a substantial diminution in the executive’s position or duties, adverse change in reporting lines, or assignment of duties materially inconsistent with the executive’s position; (ii) any reduction in the executive’s base salary or annual bonus opportunity; (iii) any reduction in the executive’s long term cash incentive compensation opportunities, other than reductions generally affecting other senior executives participating in the applicable long term incentive compensation programs or arrangements; (iv) the failure of the Company to pay the executive any compensation or benefits when due; (v) relocation of the executive’s principal place of work in excess of 50 miles from the executive’s current principal place of work; or (vi) any material breach by the Company of the terms of the Agreement; in each case if the Company fails to cure such event within 10 calendar days after receipt from the executive of written notice of the event which constitutes Good Reason.

If the Named Executive Officer’s employment terminates due to disability or death, then the Company shall make a pro rata payment of the target amounts payable under any annual and long term incentive compensation awards then in effect. In the event of any other termination of employment, no amounts are payable under the agreement.

If the Company elects not to extend the Named Executive Officer’s employment agreement for any year after expiration of the initial term, then the Named Executive Officer will be treated as if he were terminated by the Company without Cause and entitled to the severance pay and other benefits described above, except that such pay and benefits will not be paid until his actual termination of employment and if his actual termination occurs between ages 64 and 65, his severance multiplier (if higher than one) is reduced to one, and if after age 65, the executive will not be entitled to any severance payment or other benefits under the agreement.

In exchange for the benefits provided under the agreement, the Named Executive Officers agree not to compete with the Company or solicit or interfere with any Company employee or customer for a two-year period (one year for Mr. Hefferon) after his termination of employment, and not to disclose confidential and proprietary Company information. Each Named Executive Officer is also required to execute a release of all claims against the Company as a condition to receiving the severance payment and benefits, if applicable.

Change of Control Severance Plan

If the Named Executive Officers are terminated following a change of control of the Company, then in lieu of the severance payments and benefits described above, the executives are entitled to the severance pay and benefits provided under the Company’s Change of Control Severance Pay Plan. Under the plan, if within two years following a “Change of Control” of the Company as defined in the plan and described below, a Named Executive Officer is terminated by the Company (or its successor in the change of control transaction) without “Cause” as defined in the plan and described below, or terminates his employment for certain reasons, then the Company (or its successor) will pay or provide to the Named Executive Officer: (i) an amount equal to one year of his annual base salary; (ii) a pro rata payment of any annual and long term incentive compensation amounts for which the performance periods have not ended; (iii) a lump sum payment equal to three (for Mr. McElya), two (for all other Named Executive Officers except for Mr. Hefferon) or one (for Mr. Hefferon) times his current annual base salary plus his annual target bonus amount (for the year preceding the year of the change of control); (iv) for Mr. McElya, a lump sum payment equal to the value of three additional years of service credit under the Company’s qualified and nonqualified defined benefit pension plans, assuming his compensation under such plans for the period was the highest compensation paid to the executive during any of the five years preceding the year in which his termination of employment occurs (though additional years of service credit are not provided in relation to the qualified plan for this purpose beyond January 31, 2009 when the Company froze the qualified plan); (v) for all Named Executive Officers other than Mr. McElya, a lump sum payment equal to the value of two additional years (one additional year for Mr. Hefferon) of Company contributions under the Company’s qualified and nonqualified defined contribution retirement plans, assuming the executive’s compensation under such plans for such period was the same as the compensation paid to him during the year preceding his termination of employment (vi) three years (for Mr. McElya) and two years (for all other Named Executive Officers) of continued coverage under the life and health plans sponsored by the Company and in which the executive was covered immediately prior to his termination; (vii) medical and life insurance coverage for the Named Executive Officer and his spouse for their lifetimes, and for his dependent children until they cease to qualify as dependents, at the same cost as was being charged to the Named Executive Officer immediately prior to the change of control; and (viii) outplacement services for up to two calendar years following the year of termination, not to exceed a cost equal to the lesser of 15% of the Executive’s annual base pay or $50,000. If, during the first 36 months (for Mr. McElya) or 24 months (for all other Named Executive Officers) of life and medical benefit continuation, the Company is unable to provide what are otherwise intended to be non-taxable benefits to the Named Executive Officer and his covered family members on a tax-free basis, then the Company will make an additional payment to the Named Executive Officer to reimburse him for the taxes due on such benefits. In addition, under the Supplementary Benefit Plan (as described in the Executive Compensation Components section), participants receive a lump sum payout of the present value of their accrued benefits under this plan within 60 days after a termination of employment as described in this paragraph.

A “Change of Control” under the plan means the occurrence of any of the following events: (i) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any “person” or “group” (as such terms are defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) other than certain permitted entities affiliated with the Company or (ii) any person or group, other than such permitted entities, becomes the “beneficial owner” (as defined in Rules 13d-3 and l3d-5 under the Exchange Act), directly or indirectly, of greater than or equal to 50% of the total voting power of the voting stock of the Company, including by way of merger, consolidation or otherwise. A transaction or series of transactions that would otherwise not constitute a Change of Control is treated as a Change of Control for purposes of the Named Executive Officer’s entitlements under the plan if clause (i) above is satisfied in respect of the business or division in which such executive is principally engaged.

Termination for “Cause” under the plan has the same meaning as termination for Cause under Mr. McElya’s employment agreement, described above. The circumstances that constitute reasons under the plan for which a Named Executive Officer may terminate his employment and be entitled to severance benefits as if he was terminated without Cause are as follows: (i) a significant adverse change in the nature or scope of the authorities, powers, functions, responsibilities or duties attached to the position held by the executive immediately prior to the Change in Control, (ii) a reduction in the executive’s base salary or opportunities for incentive compensation under applicable Company plans and programs, (iii) the termination or denial of the executive’s rights to employee benefits or a reduction in the scope or aggregate value thereof, (iv) any material breach of its obligations under the plan by the Company or any successor or (v) a requirement by the Company that the executive move his principal work location more than 50 miles; in each case other than (v) unless remedied by the Company within ten calendar days following notice from the executive of such circumstances. Under the plan, Mr. McElya may voluntarily terminate his employment for any reason or without reason during the thirty-day period immediately following the date that is six months after a Change of Control has occurred (other than a Change of Control related to an initial public offering) and receive the severance benefits applicable to termination without Cause.

The plan also provides that if any payment or the amount of benefits due under the plan or otherwise would be considered an excess parachute payment that subjects the Named Executive Officer to excise tax under Internal Revenue Code Section 4999, then the Company will make an additional “gross-up” payment to the Named Executive Officer to reimburse him for such taxes (and any taxes due on the gross-up payment).

If a Named Executive Officer’s employment is terminated for any other reason, then no amounts are payable under the plan.

In exchange for the benefits provided under the plan, each Named Executive Officer agrees not to compete with the Company and not to solicit or interfere with any Company employee or customer for a two-year period (for all Named Executive Officers) after his termination of employment, and agrees not to disclose confidential and proprietary Company information. Each Named Executive Officer is also required to execute a release of all claims against the Company as a condition to receiving the severance payment and benefits.

Director Compensation

The following table sets forth information regarding the compensation received by each of the Company’s non-employee directors during the year ended December 31, 2011.

Name (a)	Fees Earned or Paid in Cash (b)	Stock Awards ($) (c)(7)	Option Awards ($) (d)	All Other Compensation ($) (g)	Total ($) (h)
Orlando A. Bustos	75,000	112,492	111,323	—	298,815
Larry J. Jutte	75,000	112,492	111,323	—	298,815
Jeffrey E. Kirt	48,214(1)	—	—	—	48,214
David J. Mastrocola	85,000(2)	112,492	111,323	—	308,815
Stephen A. Van Oss	85,000(3)	112,492	111,323	—	308,815
Kenneth L. Way	85,000(4)	112,492	111,323	—	308,815
Glenn R. August	26,785(5)	112,492(6)	111,323(7)	—	250,600

(1)	Mr. Kirt became a director on May 10, 2011. His annual director fee of $75,000 was prorated from May 10 through December 31, 2011. Mr. Kirt’s director fee was paid to Oak Hill Advisors, LP.

(2)	Represents $75,000 for Mr. Mastrocola’s outside director fee and $10,000 for his service as chairman of the Governance Committee.

(3)	Represents $75,000 for Mr. Van Oss’s outside director fee and $10,000 for his service as chairman of the Audit Committee.

(4)	Represents $75,000 for Mr. Way’s outside director fee and $10,000 for his service as chairman of the Compensation Committee.

(5)	Mr. August was a director of the Company until May 10, 2011. His annual director fee of $75,000 was prorated through May 9, 2011. Mr. August’s director fee was paid to Oak Hill Advisors, LP.

(6)	Mr. August’s stock awards and option awards were granted to Oak Hill Advisors, LP.

(7)

The amount shown in column (c) represents the aggregate grant date fair value of restricted stock awards granted under the 2011 Omnibus Incentive Plan and computed in accordance with ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 19 to the Company’s audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

Summary of Director Compensation

Members of the Board of Directors who are not employees of the Company are compensated with an outside director fee in the amount of $75,000 per year and, if they served as chair of a committee of the Board of Directors, an additional fee of $10,000 per year. Our directors who are not employees of the Company are also eligible to receive equity grants under the Company’s Omnibus Plan. Effective January 2012, the Company’s Lead Director is to receive an additional fee of $15,000 per year, less any amount the Lead Director may receive in fees as chair of a committee of the Board.

Certain Relationships and Related Party Transactions

Nomination Agreements

On the date of our emergence from the Chapter 11 proceedings, we entered into separate director nomination agreements with (i) Silver Point Capital L.P., on behalf of its affiliates and related funds (“Silver Point”), (ii) Oak Hill Advisors L.P., on behalf of certain funds and separate accounts that it manages (“Oak Hill”), (iii) Capital Research and Management Company, as investment advisor to certain funds it manages, TCW Shared Opportunity Fund IV, L.P., TCW Shared Opportunity Fund IVB, L.P., TCW Shared Opportunity Fund V, L.P., TD High Yield Income Fund, and Lord, Abbett & Co., LLC, as investment manager on behalf of multiple clients, such entities together referred to herein as the Designating Parties, and (iv) Barclays Capital Inc. (“Barclays”). Each of the nomination agreements will continue to be in effect until the earlier of (i) termination of such agreement at the election of the applicable nominating parties, (ii) immediately prior to our annual meeting of stockholders held during the calendar year 2013, and (iii) the applicable nominating parties together with their respective “affiliates” (as defined in the nomination agreements) no longer “beneficially own” (as defined in the nomination agreements) in the aggregate 7.5% or greater of the issued and outstanding common stock of the Company (assuming the conversion of all outstanding shares of 7% preferred stock).

Pursuant to Silver Point and Oak Hill’s nomination agreements, Silver Point has the right to nominate one member of our Board of Directors and Oak Hill has the right to nominate one member of our Board of Directors. In addition, each of Silver Point and Oak Hill have the right to appoint one observer to our Board of Directors in addition to the member of our Board of Directors nominated by each of them. Pursuant to these rights, Silver Point has nominated Orlando Bustos for election to the Board at the 2012 annual meeting of stockholders of the Company and Oak Hill has nominated Jeffrey Kirt for election to the Board at the 2012 annual meeting.

Pursuant to the director nomination agreements applicable to them, the Designating Parties, acting together, and Barclays each had the right upon the Company’s emergence from the Chapter 11 proceedings to designate one individual for nomination to our Board of Directors. Pursuant to these rights, the Designating Parties designated Larry J. Jutte as a nominee and Barclays designated David J. Mastrocola as a nominee. For the remainder of the terms of the director nominee agreements applicable to the Designating Parties and Barclays, it is the responsibility of our Governance Committee to determine whether the designees of the Designating Parties and Barclays shall again be nominated for election to our Board. Our Governance Committee has determined that Messrs. Jutte and Mastrocola should be nominated for election to our Board at the Company’s 2012 Annual Meeting of Stockholders, and our Board of Directors has confirmed their nominations.

Each of the members of our Board of Directors will serve in accordance with applicable federal and state laws, our certificate of incorporation, the Certificate of Designations for the 7% Cumulative Participating Convertible Preferred Stock and our Bylaws. Nominees to our Board of Directors pursuant to each of the nomination agreements are entitled to compensation paid to other non-employee members of our Board of Directors. With respect to the nomination agreement with Oak Hill, if the nominee is an employee of Oak Hill or its affiliate, at the option of Oak Hill and subject to the approval of our Board of Directors, the agreement provides that such compensation (or its economic equivalent) will instead be paid to Oak Hill or its affiliates. In accordance with the terms of Oak Hill’s nomination agreement, Oak Hill elected to receive such compensation, which was approved by our Board of Directors, and Oak Hill or its affiliates has received and will be receiving the compensation described above (including equity grants pursuant to substantially similar terms) in lieu of its director nominee.

The Company does not have a formalized policy specifically relating to the review, approval or ratification of transactions with related persons in excess of $120,000 as defined under Item 404(a) of Regulation S-K. Our Code of Conduct prohibits our directors, officers, employees and associates from participating in transactions involving conflicts of interest and requires disclosure of any potential conflicts of interest. In the case of our directors or the Chief Executive Officer, such disclosures are made to the Audit Committee of the Board of Directors. Other employees disclose such matters to the Corporate Responsibility Committee.

Principal Accountant Fees and Services (dollar amounts in thousands)

During 2011 and 2010, we retained Ernst & Young LLP to provide services in the following categories and amounts:

	2011	2010
Audit fees(1)	$2,894	$3,667
Audit-related fees(2)	67	54
Tax fees(3)	1,148	939
All other fees	—	—

(1)

Audit fees in 2011 and 2010 include services related to the annual audit of our consolidated financial statements, the audit of our internal controls over financial reporting, the reviews of our Quarterly Reports on Form 10-Q, international statutory audits and other services that are normally provided by the independent accountants in connection with our regulatory filings. Audit fees in 2010 also include certain additional audit services performed related to the bankruptcy filings and subsequent emergence from bankruptcy.

(2)	Audit related fees include services related to the audits of our employee benefit plans.

(3)	Tax fees include services related to tax compliance, tax advice, and tax planning.

The Audit Committee has considered whether the provision of services described under the heading “Tax Fees” is compatible with maintaining Ernst & Young LLP’s independence. In light of the nature of work performed and amount of the fees paid to Ernst & Young LLP for those services, the Audit Committee concluded that the provision of such services is compatible with maintaining Ernst & Young LLP’s independence.

The Audit Committee has also adopted procedures for pre-approving all audit and non-audit services provided by Ernst & Young LLP. All of the audit, audit-related and tax services performed by Ernst & Young LLP were pre-approved by the Audit Committee pursuant to its pre-approval policies and procedures as described above.

Report of the Audit Committee

The Audit Committee has reviewed and discussed with management the Company’s 2011 audited financial statements. The committee has discussed with the Company’s independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, including their judgments as to the quality of the Company’s financial reporting. The committee has received from the independent registered public accounting firm written disclosures and a letter as required by the applicable requirements of the Public Company Accounting Oversight Board and discussed with the independent registered public accounting firm its independence from management and the Company. In considering the independence of the Company’s independent registered public accounting firm, the committee took into consideration the amount and nature of the fees paid to the firm for non-audit services, as described above.

In reliance on the review and discussions described above, the committee recommended to the Board of Directors that the year-end audited financial statements be included in the Company’s 2011 Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

Audit Committee

Stephen A. Van Oss

Kenneth L. Way

David J. Mastrocola

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than ten percent of the common stock of the Company, to file with the SEC and the NYSE reports of ownership of company securities and changes in reported ownership. Officers, directors and greater than ten percent stockholders are required by SEC rules to furnish the Company with copies of all Section 16(a) reports they file. During the most recent fiscal year, Oak Hill Advisors did not timely file a Form 4 to disclose three transactions that occurred during the year and Jeffrey E. Kirt did not timely file a Form 3 required by Section 16(a) of the Securities Exchange Act. The required reports were promptly filed when the errors were discovered.

Submitting Stockholder Proposals and Nominations for 2013 Annual Meeting

Proposals received from stockholders will be given careful consideration by the Company in accordance with Rule 14a-8 under the Exchange Act. Stockholder proposals are eligible for consideration for inclusion in the proxy statement for the 2013 annual meeting of stockholders if they are received by the Company on or before December 10, 2012. Any proposal should be directed to the attention of the Company’s Secretary at 39550 Orchard Hill Place, Novi, Michigan 48375. In order for a stockholder proposal submitted outside of Rule 14a-8 to be considered “timely” within the meaning of Rule 14a-4(c), such proposal must be delivered to the Company’s Secretary at the Company’s principal offices not later than the last date for submission of stockholder proposals under the Company’s Bylaws. In order for a proposal to be “timely” under the Company’s Bylaws, it must be received not less than 90 days (February 8, 2013) nor more than 120 days (January 9, 2013) prior to the first anniversary of the date of the 2012 Annual Meeting (May 9, 2013); provided, however, that in the event that the date of the 2013 Annual Meeting is advanced or delayed by more than 30 days earlier or more than 60 days later than such anniversary date, notice by stockholders to be timely must be received not earlier than the 120th day prior to the date of the 2013 Annual Meeting and not later than the close of business on the later of the 90th day prior to the 2013 Annual Meeting or the 10th day following the day on which disclosure of the date of the 2013 Annual Meeting is made.

Discretionary Voting of Proxies on Other Matters

The Company’s management does not currently intend to bring any proposals to the 2012 Annual Meeting other than the election of directors or ratification of auditors and does not expect any stockholder proposals other than those described in this proxy statement. If new proposals requiring a vote of the stockholders are brought before the meeting in a proper manner, the persons named in the accompanying proxy card intend to vote the shares represented by them in accordance with their best judgment.

Additional Information

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement and annual report to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or the Company that they or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. You can notify the Company by phone at (248) 596-5900 or send a written request to the Company at 39550 Orchard Hill Place, Novi, Michigan 48375, Attention: Secretary.

If your household has received multiple copies of proxy statements and annual reports, you can request the delivery of single copies in the future by notifying the Company as listed above.

By order of the Board of Directors

Timothy W. Hefferon, Secretary

Novi, Michigan, April 9, 2012

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

COOPER-STANDARD HOLDINGS INC. ATTN: ALLEN CAMPBELL 39550 ORCHARD HILL PLACE NOVI, MI 48375

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

				For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote
FOR the following:				☐	☐	☐
1.	Election of Directors
Nominees
01	Orlando A. Bustos	02	Larry J. Jutte		03 Jeffrey E. Kirt 04 David J. Mastrocola 05 James S. McElya
06	Stephen A. Van Oss	07	Kenneth L. Way
The Board of Directors recommends you vote FOR the following proposal:									For	Against	Abstain
2.	Ratification of the appointment of Ernst & Young LLP as the Independent Registered Public Accounting Firm for 2012.								☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]			Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com.

COOPER-STANDARD HOLDINGS INC.

Annual Meeting of Stockholders

May 9, 2012 9:00 AM

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoints James S. McElya and Timothy W. Hefferon, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of COOPER-STANDARD HOLDINGS INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of stockholders to be held at 9:00 AM, EDT on 5/9/2012, at 39550 ORCHARD HILL PLACE, NOVI, MI 48375, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side